AGREEMENT AND PLAN OF MERGER
BY AND AMONG
EAST WEST BANCORP, INC.,
EAST WEST BANK,
UNITED NATIONAL BANK
AND
T. Y. TSAI

JUNE 29, 2005

TABLE OF CONTENTS
ARTICLE I CERTAIN DEFINITIONS		2
SECTION 1.01	Certain Definitions	2
ARTICLE II THE MERGER		8
SECTION 2.01	The Merger (a) The Combination (b) Filings (c) Articles of Incorporation and By-Laws (d) Directors and Officers of the Surviving Bank (e) Effect of the Merger	8 8 8 8 8 8
SECTION 2.02	Effective Date and Effective Time	8
ARTICLE III CONSIDERATION; EXCHANGE PROCEDURES		9
SECTION 3.01	Effect on Capital Stock (a) EWBC Common Stock (b) EWB Common Stock (c) UNB Common Stock (d) Dissenters’ Shares (e) Cancellation of Certain Shares	9 9 9 9 9 9
SECTION 3.02	Conversion of UNB Common Stock (a Stock Transfer Books and Exchange (b Calculations	9 12 12
SECTION 3.03	No Fractional Shares	12
SECTION 3.04	Exchange Procedures (a) Exchange Agent (b) Exchange of Certificates and Cash (c) Affiliates (d) No Liability (e) Voting and Dividends (f) Withholding Rights	12 12 12 13 13 13 13
SECTION 3.05	Anti-Dilution Provisions	14
SECTION 3.06	Dissenters’ Rights	14
ARTICLE IV ACTIONS PENDING ACQUISITION		14
SECTION 4.01
Forbearances of UNB
(a) Ordinary Course
(b) Capital Stock
(c) Dividends; Etc.
(d) Compensation; Employment Agreements; Etc.
(e) Hiring and Terminations
(f) Benefit Plans
(g) Dispositions
(h) Acquisitions
(i) Capital Expenditures
(j) Governing Documents
(k) Accounting Methods
(l) Contracts
(m) Claims
(n) Adverse Actions
(o) Risk Management
(p) Indebtedness
(q) Loans
(r) Investments
(s) Taxes
(t) Commitments
		14 15 15 15 15 15 15 16 16 16 16 16 16 16 16 16 17 17 17 17 17
SECTION 4.02	Forbearances of EWBC (a) Ordinary Course (b) Adverse Actions (c) Commitments	17 17 17 18
ARTICLE V REPRESENTATIONS AND WARRANTIES		18
SECTION 5.01	Disclosure Schedules	18
SECTION 5.02	Standard	18
SECTION 5.03
Representations and Warranties of UNB
(a) Organization, Standing and Authority
(b) UNB Capital Stock
(c) Subsidiaries; Equity Investments
(d) Corporate Power
(e) Corporate Authority
(f) Regulatory Approvals; No Violations
(g) Financial Reports; Undisclosed Liabilities
(h) Litigation
(i) Regulatory Matters
(j) Compliance With Laws
(k) Contracts; Defaults
(l) No Brokers
(m) Employee Benefit Plans
(n) Labor Matters
(o) Environmental Matters
(p) Tax Matters
(q) Risk Management Instruments
(r) Books and Records
(s) Insurance
(t) Allowance For Loan Losses
(u) Trust Business
(v) Real Property
(w) Title
(x) Intellectual Property
(y)  Past Actions.
		18 18 18 19 19 19 19 20 20 21 21 21 22 22 24 24 25 27 28 28 28 28 28 28 29 29
SECTION 5.04	Principal Shareholder Representations	29
SECTION 5.05
Representations and Warranties of EWBC and EWB
(a) Organization, Standing and Authority of EWBC
(b) Organization, Standing and Authority of EWB
(c) EWBC Stock
(d) Subsidiaries
(e) Corporate Power
(f) Corporate Authority
(g) Regulatory Approvals; No Violations
(h) Regulatory Matters
(i) Financial Reports and SEC Documents; Material Adverse Effect
(j) Litigation
(k) No Brokers
(l) Environmental Matters
(m) Insurance
(n) Past Actions
(o) Compliance With Laws
(p) Contracts; Defaults
(q) Employee Benefit Plans
(r) Labor Matters
(s) Tax Matters
(t) Risk Management Instruments
(u) Books and Records
(v) Allowance For Loan Losses
(w) Trust Business
(x) Real Property
(y) Title
(z) Intellectual Property
		29 29 30 30 30 30 30 31 31 32 32 32 32 33 33 33 34 34 36 36 38 38 38 38 38 39 39
ARTICLE VI COVENANTS		39
SECTION 6.01
SECTION 6.02
SECTION 6.03
SECTION 6.04
SECTION 6.05
SECTION 6.06
SECTION 6.07
SECTION 6.08
SECTION 6.09
SECTION 6.10
SECTION 6.11
SECTION 6.12
SECTION 6.13
SECTION 6.14
SECTION 6.15
SECTION 6.16
SECTION 6.17
SECTION 6.18
SECTION 6.19 SECTION 6.20

Reasonable Best Efforts
Private Placement and SEC Form S-3 Registration
Press Releases
Access; Information
Affiliate Letter and Investor Letter
Acquisition Proposals
Certain Policies
Regulatory Applications
Indemnification by EWBC
Indemnification by Principal Shareholder
Benefit Plans
Future Employment
Notification of Certain Matters
Human Resources Issues
Assistance with Third-Party Agreements
Additional Agreements
Pre-Closing Adjustments
Tax Treatment of the Merger
Limit on Stock Offerings
Non-Solicitation & Confidentiality Agreements
		39 40 40 41 42 42 42 43 43 45 46 47 47 47 47 48 48 48 49 49
ARTICLE VII CONDITIONS TO CONSUMMATION OF THE MERGER		49
SECTION 7.01	Conditions to the Parties’ Obligations to Effect the Merger (a) Shareholder Approvals (b) Regulatory Approvals (c) No Injunction; No Litigation (d) Tax Opinion	49 49 49 49 49
SECTION 7.02	Conditions to Obligation of UNB and the Principal Shareholder to Effect the Merger (a) Representations and Warranties; Agreements and Covenants	50
SECTION 7.03
Conditions to Obligation of EWBC
(a) Representations and Warranties; Agreements and Covenants
(b) UNB Disclosure Schedule
(c) Performance of Obligations of UNB
(d) Closing Financial Statements
(e) Minimum ALL
(f) FIRPTA Certificate
(g) Consents
		50 50 51 51 51 51 51 51
ARTICLE VIII TERMINATION		52
SECTION 8.01 SECTION 8.02 SECTION 8.03 SECTION 8.04	Termination by Mutual Consent Termination by Either EWBC, EWB or UNB Effect of Termination and Abandonment Escrow	52 52 53 53
ARTICLE IX MISCELLANEOUS		54
SECTION 9.01 SECTION 9.02 SECTION 9.03 SECTION 9.04 SECTION 9.05 SECTION 9.06 SECTION 9.07 SECTION 9.08 SECTION 9.09 SECTION 9.10 SECTION 9.1
Survival
Waiver; Amendment
Counterparts
Governing Law, Jurisdiction and Venue
Expenses
Notices
Entire Understanding; No Third Party Beneficiaries
Effect
Severability
Enforcement of the Agreement
Interpretation
		54 54 54 54 54 54 56 56 56 56 56
EXHIBITS
EXHIBIT A WRITTEN CONSENT
EXHIBIT B NON-SOLICITATION & CONFIDENTIALITY AGREEMENT
EXHIBIT B-1 PERSONS EXECUTING NON-SOLICITATION & CONFIDENTIALITY AGREEMENT
EXHIBIT C ESCROW AGREEMENT
EXHIBIT D AGREEMENT OF MERGER
EXHIBIT E INVESTOR LETTER
EXHIBIT F AFFILIATE LETTER

AGREEMENT AND PLAN OF MERGER

THIS AGREEMENT AND PLAN OF MERGER, dated as of June 29, 2005 (“Agreement”), by and among East West Bancorp, Inc. (“EWBC”), East West Bank (“EWB”), United National Bank (“UNB”), and T.Y. Tsai (“Principal Shareholder”).

RECITALS:

A. EWBC. EWBC is a bank holding company organized under the laws of the State of Delaware and registered as a bank holding company pursuant to the Bank Holding Company Act of 1956, as amended (“BHC Act”), having its principal place of business in San Marino, California.

B. EWB. EWB is a California state-chartered commercial bank and a member bank of the Federal Reserve System, having its principal place of business in San Marino, California, and all of the outstanding capital stock of which is owned by EWBC.

C. UNB. UNB is a national banking association having its principal place of business in San Marino, California.

D. PRINCIPAL SHAREHOLDER. Principal Shareholder, a citizen of the Republic of China (Taiwan), is the owner of 4,399,500 shares or approximately 99.99% of all of the outstanding stock of UNB (“UNB Common Stock”), except for certain director qualifying shares owned as required by the National Bank Act (“DQ Shares”) by the directors of UNB (the Principal Shareholder and the UNB directors together, the “Shareholders”), and has the right to acquire all DQ Shares in conjunction with the merger of UNB and EWB as contemplated in this Agreement (the “Merger”).

E. INTENTIONS OF THE PARTIES. It is the intention of the parties to this Agreement that the business combination contemplated hereby be accounted for under the purchase accounting method and be treated as a “reorganization” under Section 368(a) of the Internal Revenue Code of 1986, as amended (the “Code”).

F. BOARD ACTIONS. The respective Boards of Directors of each of EWBC, EWB and UNB have determined by unanimous vote that it is in the best interests of their respective companies and their shareholders to consummate the strategic business combination transaction provided for herein.

G. WRITTEN CONSENT. As a condition to, and simultaneously with the execution of this Agreement, the Shareholders have executed and delivered to UNB a written consent to the Merger, in the form of Exhibit A hereto (“Written Consent”), approving the Merger as provided for herein.

H. NON-SOLICITATION & CONFIDENTIALITY AGREEMENT. A non-solicitation and confidentiality agreement, in the form attached hereto as Exhibit B (the “Non-Solicitation & Confidentiality Agreement”), shall be executed by the Persons listed on Exhibit B-1 hereto.

I. ESCROW AGREEMENT. As a condition to, and simultaneously with the execution of this Agreement, EWB and UNB are executing an Escrow Agreement, in the form of Exhibit C (the “Escrow Agreement”), and have each deposited the amount of $3,000,000 into escrow as provided for herein.

NOW, THEREFORE, in consideration of the premises and of the mutual covenants, representations, warranties and agreements contained herein the parties agree as follows:

ARTICLE I

CERTAIN DEFINITIONS

SECTION 1.01   Certain Definitions. The following terms are used in this Agreement with the meanings set forth below:

“Acquisition Proposal” has the meaning set forth in Section 6.06.

“Adjusted Shareholders’ Equity” has the meaning set forth in Section 3.02(a).

“Affiliate Letter” has the meaning set forth in Section 6.05.

“Agreement” means this Agreement, as amended or modified from time to time in accordance with Section 9.02.

“Agreement of Merger” has the meaning set forth in Section 2.01(b).

“ALL” has the meaning set forth in Section 5.03(t).

“Average Share Price” has the meaning set forth in Section 3.02(a).

“Bank Insurance Fund” means the Bank Insurance Fund maintained by the FDIC.

“Bank Merger Act” means the Bank Merger Act, as amended.

“Bank Secrecy Act” means the Currency and Foreign Transaction Reporting Act (31 U.S.C. Section 5311 et seq.) as amended.

“Benefit Plans” has the meaning set forth in Section 5.03(m).

“BHC Act” has the meaning set forth in the recitals of this Agreement.

“Business Combination” has the meaning set forth in Section 3.05.

“Business Day” means Monday through Friday of each week, except a legal holiday recognized as such by the U.S. Government or any day on which banking institutions in the State of California are authorized or obligated to close.

“California Secretary” means the California Secretary of State.

“Cash Portion” has the meaning set forth in Section 3.02(a).

“CFC” means the California Financial Code.

“CGCL” means the California General Corporation Law.

“Closing Financial Statements” has the meaning set forth in Section 7.03(e).

“Code” has the meaning set forth in the recitals to this Agreement.

“Commissioner” means the California Commissioner of Financial Institutions.

“Community Reinvestment Act” means the Community Reinvestment Act of 1977, as amended.

“Costs” has the meaning set forth in Section 6.09(a).

“Derivatives Contract” has the meaning set forth in Section 5.03(q).

“Disclosure Schedule” has the meaning set forth in Section 5.01.

“Dissenters Set Aside” has the meaning set forth in Section 3.02(a).

“Dissenters’ Shares” means shares of UNB Common Stock held by a UNB shareholder with respect to which such shareholder, in accordance with the National Bank Act, perfects such shareholder’s right to dissent to the Merger.

“Dissenting Shareholder” means any holder of Dissenters’ Shares.

“DQ Shares” has the meaning set forth in the recitals of this Agreement.

“Effective Date” has the meaning set forth in Section 2.02.

“Effective Time” has the meaning set forth in Section 2.02.

“Environmental Laws” has the meaning set forth in Section 5.03(o).

“Equal Credit Opportunity Act” means the Equal Credit Act (15 U.S.C. Section 1691 et seq.) as amended.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” has the meaning set forth in Section 5.03(m).

“Escrow” has the meaning set forth in Section 8.04.

“Escrow Agent” means North American Title Group, 3 Imperial Promenade, Suite 110, Santa Ana, California 92707.

“Escrow Agreement” has the meaning set forth in the recitals to this Agreement.

“EWB” has the meaning set forth in the preamble to this Agreement.

“EWB Articles” means the Articles of Incorporation of EWB, as amended.

“EWB By-Laws” means the by-laws of EWB, as amended.

“EWB Common Stock” means the common stock of EWB, 100% of which is owned by EWBC.

“EWB Plan” has the meaning set forth in Section 6.11(c).

“EWB Account” means the account specified by EWB for the deposit of the UNB Termination Fee.

“EWBC” has the meaning set forth in the preamble to this Agreement.

“EWBC Articles” means the Articles of Incorporation of EWBC, as amended.

“EWB Termination Fee” has the meaning set forth in Section 8.03(c).

“EWBC Board” means the Board of Directors of EWBC.

“EWBC By-Laws” means the by-laws of EWBC.

“EWBC Common Stock” means the common stock, par value $.001 per share, of EWBC.

“EWBC Disclosure Schedule” has the meaning set forth in Section 5.01.

“EWBC Loan Property” has the meaning set forth in Section 5.05(j).

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder.

“Exchange Agent” means U.S. Stock Transfer Corporation, as provided in Section 3.02(a).

“Exchange Fund” has the meaning set forth in Section 3.04(a).

“Fair Housing Act” means the Fair Housing Act (420 U.S.C. Section 3601, et seq.), as amended.

“FDIC” means the Federal Deposit Insurance Corporation.

“Federal Reserve Act” means the Federal Reserve Act, as amended.

“Federal Reserve Board” means the Board of Governors of the Federal Reserve System or the Federal Reserve Bank of San Francisco acting under delegated authority.

“Former UNB Employees” has the meaning set forth in Section 6.11.

“GAAP” means generally accepted accounting principles.

“Governmental Authority” means any court, administrative agency or commission or other federal, state or local governmental authority or instrumentality.

“Hazardous Substance” has the meaning set forth in Section 5.03(o).

“Home Mortgage Disclosure Act” means the Home Mortgage Disclosure Act (12 U.S.C. Section 2801 et seq.), as amended.

“Indemnified Party” has the meaning set forth in Section 6.09(a).

“Insurance Cap” has the meaning set forth in Section 6.09(a).

“Insurance Policies” has the meaning set forth in Section 5.03(s).

“Investor Letter” has the meaning set forth in Section 5.04(b).

“Lien” means any charge, mortgage, pledge, security interest, restriction, claim, lien or encumbrance.

“Material Adverse Effect” means, with respect to EWBC or UNB, any effect that (i) is material and adverse to the financial position, results of operations or business of EWBC and its Subsidiaries taken as a whole or UNB, as the case may be, or (ii) would materially impair the ability of either EWBC, EWB or UNB to perform its obligations under this Agreement or otherwise materially threaten or materially impede the consummation of the Merger and the other transactions contemplated by this Agreement; provided, however, that Material Adverse Effect shall not be deemed to include the impact of (a) changes in banking and similar laws of general applicability or interpretations thereof by Governmental Authorities, (b) changes in GAAP or regulatory accounting requirements applicable to banks and their holding companies generally, (c) changes in general economic conditions affecting banks and their holding companies generally, except to the extent such changes disproportionately affect UNB (d) any modifications or changes to valuation policies and practices in connection with the Merger or restructuring charges taken in connection with the Merger, in each case in accordance with GAAP and (e) with respect to UNB, the effects of any action or omission taken with the prior consent of EWBC or EWB.

“Measuring Date” has the meaning set forth in Section 7.03(d).

“Merger” has the meaning set forth in the recitals to this Agreement.

“Merger Consideration” has the meaning set forth in Section 3.02(a).

“Nasdaq” means The Nasdaq Stock Market, Inc.’s National Market System.

“National Bank Act” means the National Bank Act, as amended.

“National Labor Relations Act” means the National Labor Relations Act, as amended.

“New Plan” has the meaning set forth in Section 6.12(b).

“Non-Solicitation and Confidentiality Agreements” has the meaning set forth in the recitals to this Agreement.

“OCC” means the Office of the Comptroller of the Currency.

“Pension Plan” has the meaning set forth in Section 5.03(m).

“Per Share Cash Consideration” has the meaning set forth in Section 3.02(a).

“Per Share Merger Consideration” has the meaning set forth in Section 3.02(a).

“Per Share Stock Consideration” has the meaning set forth in Section 3.02(a).

“Person” means any individual, bank, corporation, partnership, association, joint-stock company, business trust, limited liability company or unincorporated organization.

“Principal Shareholder” has the meaning set forth in the preamble to this Agreement.

“Registration Statement” has the meaning set forth in Section 6.02(a).

“Regulatory Authorities” has the meaning set forth in Section 5.03(i).

“Regulatory Filings” has the meaning set forth in Section 5.03(g).

“Rights” means, with respect to any Person, securities or obligations convertible into or exercisable or exchangeable for, or giving any Person any right to subscribe for or acquire, or any options, calls or commitments relating to, or any stock appreciation right or other instrument the value of which is determined in whole or in part by reference to the market price or value of, shares of capital stock of such Person.

“Savings Association Insurance Fund” means the Savings Association Insurance Fund maintained by the FDIC.

“SEC” means the United States Securities and Exchange Commission.

“SEC Documents” has the meaning set forth in Section 5.05(g).

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations thereunder.

“Shareholders” has the meaning set forth in the recitals to this Agreement.

“Stock Portion” has the meaning set forth in Section 3.02(a).

“Subsidiary” has the meaning ascribed to those terms in Rule 1-02 of Regulation S-X of the SEC.

“Surviving Bank” has the meaning set forth in Section 2.01(a).

“Tax” and “Taxes” mean all federal, state, local or foreign taxes, charges, fees, levies or other assessments, however denominated, including, without limitation, all net income, gross income, gains, gross receipts, sales, use, ad valorem, goods and services, capital, production, transfer, franchise, windfall profits, license, withholding, payroll, employment, disability, employer health, excise, estimated, severance, stamp, occupation, property, environmental, unemployment or other taxes, custom duties, fees, assessments or charges of any kind whatsoever, imposed on the income, properties or operations of UNB or its Subsidiary by any taxing authority whether arising before, on or after the Effective Date, together with any interest, additions or penalties thereto and any interest in respect of such interest and penalties.

“Tax Returns” means any return, amended return or other report (including elections, declarations, disclosures, schedules, estimates and information returns) required to be filed on or before the Effective Date with respect to any Taxes of UNB.

“Transaction Expenses” has the meaning set forth in Section 3.02(a).

“Treasury Shares” shall mean any shares of UNB Common Stock held by UNB or by EWBC or any of its Subsidiaries, in each case other than in a fiduciary (including custodial or agency) capacity or as a result of debts previously contracted in good faith.

“UNB” has the meaning set forth in the preamble to this Agreement.

“UNB Account” means the account specified by UNB for the deposit of the EWB Termination Fee.

“UNB Articles” means the Articles of Association of UNB, as amended.

“UNB Board” means the Board of Directors of UNB.

“UNB By-Laws” means the By-Laws of UNB.

“UNB Common Stock” has the meaning set forth in Section 3.02(a)

“UNB Disclosure Schedule” has the meaning set forth in Section 5.01.

“UNB Loan Property” has the meaning set forth in Section 5.03(o).

“UNB Termination Fee” has the meaning set forth in Section 8.03(b).

“Unrealized Loss Amount” has the meaning set forth in Section 3.02(a).

“USA Patriot Act” means the USA PATRIOT Act (Pub. L. No. 107-56).

“Waiting Period” has the meaning set forth in Section 4(c) of the Escrow Agreement.

“Written Consent” has the meaning set forth in the recitals to this Agreement.

ARTICLE II

THE MERGER

SECTION 2.01   The Merger.

(a)  The Combination. At the Effective Time, UNB shall merge with and into EWB, pursuant to CFC Section 4881, the separate existence of UNB as a national banking association shall cease, and EWB shall survive and continue to exist as a California state-chartered bank (EWB, as the surviving bank in the Merger, sometimes being referred to herein as the “Surviving Bank”). EWBC may, at any time prior to the Effective Time (including, to the extent permitted by applicable law, after UNB’s shareholders have approved this Agreement), change the method of effecting the combination of EWB with UNB (including, without limitation, the provisions of this Article 2) if and to the extent it deems such change to be necessary, appropriate or desirable; provided, however, that no such change shall (i) alter or change the amount or kind of consideration to be issued to the holders of UNB Common Stock as provided for in this Agreement (the “Merger Consideration”), (ii) adversely affect the tax treatment of UNB’s shareholders as a result of receiving the Merger Consideration, (iii) impede or delay consummation of the transactions contemplated by this Agreement, or (iv) otherwise be materially prejudicial to the interests of the shareholders of UNB.

(b)  Filings. Subject to the satisfaction or waiver of the conditions set forth in Article 7, the Merger shall become effective upon the Effective Time on the Effective Date, in accordance with CFC Section 4885 upon the filing of an Agreement of Merger between UNB and EWB as the Surviving Bank, in the form of Exhibit D hereto (“Agreement of Merger”), certified by the California Secretary with the Commissioner.

(c)  Articles of Incorporation and By-Laws. The articles of incorporation and by-laws of the Surviving Bank immediately after the Merger shall be those of EWB as in effect immediately prior to the Effective Time.

(d)  Directors and Officers of the Surviving Bank. The directors and officers of EWB immediately after the Merger shall be the directors and officers of EWB immediately prior to the Effective Time, until such time as their successors shall be duly elected and qualified.

(e)  Effect of the Merger. At the Effective Time, the effect of the Merger shall be as provided in CGCL Section 1107, CFC Sections 4888 and 4889 and 12 U.S.C. Section 214a, including any regulations or rules promulgated thereunder. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, all the property, rights, privileges, powers and franchises of UNB shall vest in the Surviving Bank, all debts, liabilities, obligations, restrictions, disabilities and duties of UNB shall become the debts, liabilities, obligations, restrictions, disabilities and duties of the Surviving Bank and the charter of UNB as a national banking association shall automatically terminate.

SECTION 2.02   Effective Date and Effective Time. Subject to the satisfaction or waiver of the conditions set forth in Article 7 (other than those conditions that by their nature are to be satisfied at the consummation of the Merger, but subject to the fulfillment or waiver of those conditions), the parties shall cause the filings contemplated by Section 2.01 to be made (i) no later than the third Business Day after such satisfaction or waiver or (ii) such other date to which the parties may agree in writing. The Merger provided for herein shall become effective upon such filing or filings and on such date as may be specified therein and in accordance CFC Section 4487; provided, however, that the Effective Date shall not occur prior to the tenth day of any calendar month unless otherwise agreed upon by the parties hereto. The date of such effectiveness is herein called the “Effective Date”. The “Effective Time” of the Merger shall be the time as set forth in such filing.

ARTICLE III
CONSIDERATION; EXCHANGE PROCEDURES

SECTION 3.01   Effect on Capital Stock. Subject to the other provisions of this Article 3, at the Effective Time, by virtue of the Merger and without any additional action on the part of the holders of shares of EWBC Common Stock and EWB Common Stock:

(a)  EWBC Common Stock. Each share of EWBC Common Stock issued and outstanding immediately prior to the Effective Time shall remain an issued and outstanding share of common stock of EWBC, and shall not be affected by the Merger;

(b)  EWB Common Stock. Each share of EWB Common Stock, issued and outstanding immediately prior to the Effective Time shall remain an issued and outstanding share of common stock of the Surviving Bank, and shall not be affected by the Merger;

(c)  UNB Common Stock. Each share of UNB Common Stock issued and outstanding immediately prior to the Effective Time (other than any Dissenters’ Shares and Treasury Shares, as defined below) shall be converted into the right to receive Per Share Merger Consideration, as provided in Section 3.02;

(d)  Dissenters’ Shares. Any shares of UNB Common Stock that are “dissenting shares” within the meaning of 12 U.S.C. Section 214a (“Dissenters’ Shares”) shall not be converted into or represent a right to receive EWBC Common Stock or cash hereunder unless and until such shares have lost their status as dissenting shares under 12 U.S.C. Section 214a, at which time such shares shall be converted into cash or EWBC Common Stock pursuant to Section 3.02; and

(e)  Cancellation of Certain Shares. Any shares of UNB Common Stock held by EWBC (or any of its Subsidiaries) or by UNB, other than those held in a fiduciary capacity or as a result of debts previously contracted (“Treasury Shares”), shall be cancelled and retired at the Effective Time and no Per Share Cash Consideration or Per Share Stock Consideration shall be paid or issued in exchange therefore.

SECTION 3.02   Conversion of UNB Common Stock.

(a)  At the Effective Time, the conversion of each outstanding share of UNB Common Stock shall proceed as follows:

(i)  The terms used herein shall have the following meanings:

“Adjusted Shareholders’ Equity” means the equity of UNB as set forth on the Closing Financial Statements, plus the sum of (x) all amounts paid or accrued in connection with any actions taken pursuant to Section 6.17 to the extent that such actions were not necessary to bring UNB into conformity with GAAP or any applicable rule or regulation of any Governmental Authority; (y) all fees and expenses of all attorneys, accountants, investment bankers and other advisors and agents for UNB for services rendered solely in connection with the transactions contemplated by this Agreement and (z) insurance premiums pursuant to Section 6.09(a) (collectively, “Transaction Expenses”) paid by UNB prior to the Effective Time and which do not exceed in the aggregate $200,000. Adjusted Shareholders’ Equity shall be calculated without giving any effect to changes in the net after-tax value of the securities portfolio due to market fluctuations after the date hereof.

“Average Share Price” shall mean the volume weighted average of the closing price of EWBC Common Stock as reported in The Wall Street Journal (Western Edition) for the 60 trading days of the Nasdaq (“NASDAQ”) ending with the fifth trading day prior to the Effective Date.

“Cash Portion” shall mean either 30% or 40% of the Merger Consideration, with the determination of the Cash Portion percentage to be provided by the Principal Shareholder in a writing to be delivered to EWBC on or before the fifth trading day prior to the Effective Date.

“Dissenters Set Aside” shall mean the combination of the Per Share Cash Consideration and the Per Share Stock Consideration multiplied by the number of Dissenting Shares.

“Merger Consideration” shall mean 2.30 times the Adjusted Shareholders’ Equity less $1,000,000 and plus the Unrealized Loss Amount.

“Per Share Cash Consideration” shall mean the amount derived by dividing the Cash Portion by the total number of shares of UNB Common Stock outstanding at the Effective Time.

“Per Share Merger Consideration” shall mean the sum of the Per Share Cash Consideration and the Per Share Stock Consideration.

“Per Share Stock Consideration” shall mean the number of shares of EWBC Common Stock derived by dividing the Stock Portion, rounded to the nearest whole share, by the total number of shares of UNB Common Stock outstanding at the Effective Time.

“Stock Portion” shall mean the number of shares of EWBC Common Stock issuable in the Merger derived as follows:

·
If the Average Share Price is less than $29.00, then the Stock Portion shall be the number of shares of EWBC Common Stock derived by dividing either 60% or 70% of the Merger Consideration by $29.00, with the determination of the Stock Portion percentage to be provided by the Principal Shareholder concurrently in the writing to be delivered to EWBC on or before the fifth trading day prior to the Effective Date;

·
If the Average Share Price is at least $29.00 and not greater than $34.00, the Stock Portion shall be the number of shares of EWBC Common Stock derived by dividing 60% or 70% of the Merger Consideration by the Average Share Price, with the determination of the Stock Portion percentage to be provided by the Principal Shareholder concurrently in the writing to be delivered to EWBC on or before the fifth trading day prior to the Effective Date;

·
If the Average Share Price is greater than $34.00, the Stock Portion shall be the number of shares of EWBC Common Stock derived by dividing 60% or 70% of the Merger Consideration by $34.00, with the determination of the Stock Portion percentage to be made by the Principal Shareholder concurrently in the writing to be delivered to EWBC on or before the fifth trading day prior to the Effective Date;

“UNB Common Stock” shall mean all of the 4,400,000 shares of UNB Common Stock issued and outstanding immediately prior to the Effective Time, excluding any Treasury Shares.

“Unrealized Loss Amount” shall mean 1.3 times UNB's net after-tax loss on its securities portfolio on the date hereof.

(ii)  EWBC shall set aside cash from the Cash Portion and the Stock Portion an amount of cash and EWBC Common Stock equal to the Dissenters Set Aside. EWBC shall deliver to U. S. Stock Transfer Corporation (the “Exchange Agent”) the remaining Stock Portion and Cash Portion. Each share of UNB Common Stock (except for Dissenters’ Shares) shall, by virtue of the Merger and without any action on the part of the holder thereof, be converted into the right to receive the Per Share Cash Consideration and Per Share Stock Consideration.

(iii)  At the Effective Time, each share of UNB Common Stock shall be converted into, and become exchangeable for, the Per Share Merger Consideration and the holders of certificates formerly representing shares of UNB Common Stock shall cease to have any rights as UNB shareholders. Except as provided above, until such certificates are surrendered for exchange, the certificates of each holder shall, after the Effective Time, represent for all purposes only the right to receive the Per Share Merger Consideration.

(iv)  If, subsequent to the date of this Agreement but prior to the Effective Time, the outstanding shares of EWBC Common Stock shall, through a reclassification, recapitalization, stock dividend, stock split or reverse stock split, have been increased, decreased, changed into or exchanged for a different number or kind of shares or securities, appropriate adjustment will be made to the Stock Portion.

(b)  Stock Transfer Books and Exchange. At the Effective Time, the stock transfer books of UNB shall be closed as to holders of UNB Common Stock immediately prior to the Effective Time and no transfer of UNB Common Stock by any such holder shall thereafter be made or recognized on the stock transfer books of UNB or the Surviving Bank. If, after the Effective Time, certificates are properly presented in accordance with Article 3 of this Agreement to the Exchange Agent, such certificates shall be canceled and exchanged for certificates representing the number of whole shares of EWBC Common Stock and a check representing the amount of cash into which UNB Common Stock represented thereby was converted in the Merger, plus any payment for a fractional share of EWBC Common Stock.

(c)  Calculations. Any calculation of a portion of a share of EWBC Common Stock shall be rounded to the nearest ten-thousandth of a share, and any cash payment shall be rounded to the nearest cent. For purposes of this Section 3.02, the shares of EWBC Common Stock issued for UNB Common Stock as consideration in the Merger shall be deemed to be “approximately equal” to the Stock Portion if such number is within 1,000 shares of EWBC Common Stock of such amount.

SECTION 3.03   No Fractional Shares. Notwithstanding any other provision hereof, no fractional shares of EWBC Common Stock and no certificates or scrip therefore, or other evidence of ownership thereof, will be issued in the Merger; instead, EWBC shall pay to each holder of UNB Common Stock who would otherwise be entitled to a fractional share of EWBC Common Stock (after taking into account all certificates of UNB Common Stock delivered by such holder) an amount in cash (without interest) determined by multiplying such fraction by the Average Share Price. No holder will be entitled to dividends, voting rights or any other rights as a shareholder in respect of any fractional share of EWBC Common Stock.

SECTION 3.04   Exchange Procedures.

(a)  Exchange Agent. No later than the Effective Time, EWBC shall deposit with the Exchange Agent, the Stock Portion and the Cash Portion of the Merger Consideration (the “Exchange Fund”). The Exchange Agent shall not be entitled to vote or exercise any rights of ownership with respect to EWBC Common Stock held by it from time to time hereunder, except that it shall receive and hold all dividends or other distributions paid or distributed with respect to such shares for the account of the persons entitled thereto.

(b)  Exchange of Certificates and Cash. Each holder of a certificate formerly representing UNB Common Stock (other than Dissenters’ Shares or Treasury Shares) who surrenders or has surrendered such certificate (or customary affidavits and indemnification regarding the loss or destruction of such certificate), together with duly executed transmittal materials, to the Exchange Agent shall, upon acceptance thereof, be entitled to a certificate representing EWBC Common Stock and cash into which the shares of UNB Common Stock shall have been converted pursuant hereto, as well as cash in lieu of any fractional shares of EWBC Common Stock to which such holder would otherwise be entitled. The Exchange Agent shall accept such UNB certificate upon compliance with such reasonable and customary terms and conditions as the Exchange Agent may impose to effect an orderly exchange thereof in accordance with normal practices. Until surrendered as contemplated by this Section 3.04, each certificate representing UNB Common Stock shall be deemed from and after the Effective Time to evidence only the right to receive cash and EWBC Common Stock upon such surrender. EWBC shall not be obligated to deliver the consideration to which any former holder of UNB Common Stock is entitled as a result of the Merger until such holder surrenders his certificate or certificates representing such shares of UNB Common Stock for exchange as provided herein. If any certificate for shares of UNB Common Stock, or any check representing cash and/or declared but unpaid dividends, is to be issued in a name other than that in which a certificate surrendered for exchange is issued, the certificate so surrendered shall be properly endorsed and otherwise in proper form for transfer and the person requesting such exchange shall affix any requisite stock transfer tax stamps to the certificate surrendered or provide funds for their purchase or establish to the satisfaction of the Exchange Agent that such taxes are not payable.

(c)  Affiliates. Certificates surrendered for exchange by any person constituting an “affiliate” of EWBC for purposes of Rule 145 under the Securities Act, shall not be exchanged for certificates representing whole shares of EWBC Common Stock until EWBC has received a written agreement from such person.

(d)  No Liability. Notwithstanding the foregoing, neither the Exchange Agent nor any party hereto shall be liable to any former holder of UNB Common Stock for any amount properly delivered to a public official pursuant to applicable abandoned property, escheat or similar laws.

(e)  Voting and Dividends. Former shareholders of record of UNB shall not be entitled to vote after the Effective Time at any meeting of EWBC shareholders until such holders have exchanged their certificates representing UNB Common Stock for certificates representing EWBC Common Stock in accordance with the provisions of this Agreement. Until surrendered for exchange in accordance with the provisions of this Section 3.04, each certificate previously representing shares of UNB Common Stock (other than Dissenters’ Shares and Treasury Shares) shall from and after the Effective Time represent for all purposes only the right to receive shares of EWBC Common Stock, cash and cash in lieu of fractional shares, as set forth in this Agreement. No dividends or other distributions declared or made after the Effective Time with respect to EWBC Common Stock with a record date after the Effective Time shall be paid to the holder of any unsurrendered certificate of UNB Common Stock with respect to the shares of EWBC Common Stock represented thereby, until the holder of such certificate of UNB Common Stock shall surrender such certificate. Subject to the effect of applicable laws, following surrender of any such certificates of UNB Common Stock for which shares of EWBC Common Stock are to be issued, there shall be paid to the holder of the certificates without interest, (i) the amount of any cash payable with respect to a fractional share of EWBC Common Stock to which such holder is entitled pursuant to Section 3.03 and the amount of dividends or other distributions with a record date after the Effective Time theretofore paid with respect to such whole shares of EWBC Common Stock, and (ii) at the appropriate payment date, the amount of dividends or other distributions with a record date after the Effective Time but prior to surrender and a payment date subsequent to surrender payable with respect to such whole shares of EWBC Common Stock.

(f)  Withholding Rights. EWBC or the Exchange Agent shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement to any holder of shares of UNB Common Stock such amounts as EWBC or the Exchange Agent is required to deduct and withhold with respect to the making of such payment under the Code, or any provision of state, local or foreign tax law. To the extent that amounts are so withheld by EWBC or the Exchange Agent, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of the shares of UNB Common Stock in respect of which such deduction and withholding was made by EWBC or the Exchange Agent.

SECTION 3.05   Anti-Dilution Provisions. In the event EWBC or UNB changes (or establishes a record date for changing) the number of shares of EWBC Common Stock or UNB Common Stock issued and outstanding prior to the Effective Date as a result of a stock split, stock dividend, recapitalization or similar transaction with respect to the outstanding EWBC Common Stock or UNB Common Stock, as the case may be, and the record date therefore shall be prior to the Effective Date, the Stock Portion and Per Share Stock Consideration shall be proportionately adjusted. If, between the date hereof and the Effective Time, EWBC shall merge, be acquired or consolidate with, by or into any other corporation (a “Business Combination”) and the terms thereof shall provide that EWBC Common Stock shall be converted into or exchanged for the shares of any other corporation or entity, then provision shall be made as part of the terms of such Business Combination so that shareholders of UNB who would be entitled to receive shares of EWBC Common Stock pursuant to this Agreement shall be entitled to receive, in lieu of each share of EWBC Common Stock issuable to such shareholders as provided herein, the same kind and amount of securities or assets as shall be distributable upon such Business Combination with respect to one share of EWBC Common Stock (provided that nothing herein shall be construed so as to release the acquiring entity in any such Business Combination from its obligations under this Agreement as the successor to EWBC).

SECTION 3.06   Dissenters’ Rights.

(a)  Any Dissenting Shareholder who shall be entitled to be paid the value of such shareholder’s shares of UNB Common Stock, as provided in 12 U.S.C. Section 214a, shall not be entitled to the Merger Consideration in respect thereof provided for under Section 3.02 unless and until such Dissenting Shareholder shall have failed to perfect or shall have effectively withdrawn or lost such Dissenting Shareholder’s right to dissent from the Merger under the National Bank Act, and shall be entitled to receive only the payment provided for by 12

Section U.S.C. 214a with respect to such Dissenters’ Shares.

(b)  If any Dissenting Shareholder shall fail to perfect or shall have effectively withdrawn or lost such right to dissent, each share of UNB Common Stock of such Dissenting Shareholder shall be converted at EWBC’s discretion into the right to receive the Per Share Cash Consideration or the Per Share Stock Consideration to be necessary or appropriate to preserve the status of the Merger as a reorganization within the meaning of Section 368(a) of the Code.

ARTICLE IV
ACTIONS PENDING ACQUISITION

SECTION 4.01   Forbearances of UNB. From the date hereof until the Effective Time, except as expressly contemplated by this Agreement, without the prior written consent of EWBC, UNB will not and the Principal Shareholder will cause UNB to not:

(a)  Ordinary Course. Except as set forth in UNB Disclosure Schedule 4.01(a), and pursuant to the terms of Section 6.16 hereof, conduct the business of UNB other than in the ordinary and usual course or fail to use its best efforts to preserve intact its business organizations and assets and maintain its rights, franchises and existing relations with customers, suppliers, employees and business associates, take any action that would adversely affect or delay the ability of UNB, EWBC or any Subsidiaries of EWBC to perform any of their obligations on a timely basis under this Agreement, or take any action that would be reasonably likely to have a Material Adverse Effect on UNB.

(b)  Capital Stock. (i) receive any new capital contribution; (ii) issue, sell or otherwise permit to become outstanding, or authorize the creation of, any additional shares of stock or any Rights, (iii) enter into any agreement with respect to the foregoing or (iv) permit any additional shares of stock to become subject to grants of employee or director stock options, other Rights or similar stock-based employee rights.

(c)  Dividends; Etc. (i) Make, declare, pay or set aside for payment any dividend on or in respect of, or declare or make any distribution on any shares of stock or (ii) directly or indirectly adjust, split, combine, redeem, reclassify, purchase or otherwise acquire, any shares of its capital stock.

(d)  Compensation; Employment Agreements; Etc. Enter into or amend or renew any employment, consulting, severance or similar agreements or arrangements with any director, officer or employee of UNB or grant any salary or wage increase or increase any employee benefit (including incentive or bonus payments), except (i) for normal individual increases in compensation to employees in the ordinary course of business consistent with past practice, provided that no such increase shall result in an annual adjustment of more than 5%, (ii) for other changes that are required by applicable law, (iii) to satisfy contractual or other obligations existing as of the date hereof and set forth in UNB Disclosure Schedule 4.01(d), or (iv) for grants of awards to newly hired employees consistent with past practice.

(e)  Hiring and Terminations. Hire any person as an employee of UNB or promote any employee, except (i) to satisfy contractual or regulatory obligations existing as of the date hereof and set forth in UNB Disclosure Schedule 4.01(e) and (ii) persons hired to fill any vacancies arising after the date hereof and whose employment is terminable at the will of UNB, other than any person to be hired who would have a base salary, including any guaranteed bonus or any similar bonus, considered on an annual basis of more than $50,000.

(f)  Benefit Plans. Enter into, establish, adopt or amend (except (i) as may be required by applicable law or (ii) to satisfy contractual obligations existing as of the date hereof and set forth in UNB Disclosure Schedule 4.01(f)) any pension, retirement, stock option, stock purchase, savings, profit sharing, deferred compensation, consulting, bonus, group insurance or other employee benefit, incentive or welfare contract, plan or arrangement, or any trust agreement (or similar arrangement) related thereto, in respect of any employee, officer, director, consultant or other service provider of UNB or take any action to accelerate the vesting or exercisability of any stock options, restricted stock or other compensation or benefits payable thereunder.

(g)  Dispositions. Except as set forth in UNB Disclosure Schedule 4.01(g), as permitted by Section 4.01(a) and in accordance with Section 6.17, sell, transfer, mortgage, encumber or otherwise dispose of or discontinue any of its assets, deposits, business or properties except in the ordinary course of business and in a transaction that, together with all other such transactions, is not material to UNB.

(h)  Acquisitions. Acquire (other than by way of foreclosures or acquisitions of control in a bona fide fiduciary capacity or in satisfaction of debts previously contracted in good faith, in each case in the ordinary and usual course of business consistent with past practice) all or any portion of the assets, business, deposits or properties of any other entity except in the ordinary course of business consistent with past practice and in a transaction that, together with all other such transactions, is not material to UNB.

(i)  Capital Expenditures. Except as set forth in UNB Disclosure Schedule 4.01(i), make any capital expenditures other than capital expenditures in the ordinary course of business consistent with past practice in amounts not exceeding $25,000 individually or $50,000 in the aggregate.

(j)  Governing Documents. Amend UNB Articles or UNB By-Laws.

(k)  Accounting Methods. Implement or adopt any change in its accounting principles, practices or methods, other than as may be required by GAAP.

(l)  Contracts. Except as set forth in UNB Disclosure Schedule 4.01(l), as permitted under Section 4.01(a) or in accordance with Section 6.16, enter into, renew or terminate, or make any payment not then required under, any contract or agreement that calls for aggregate annual payments of $25,000 or more and which is not terminable at will or with 60 days or less notice without payment of a premium or penalty, other than loans and other transactions made in the ordinary course of the banking business.

(m)  Claims. Enter into any settlement or similar agreement with respect to, or take any other significant action with respect to the conduct of, any action, suit, proceeding, order or investigation to which UNB is or becomes a party after the date of this Agreement, which settlement, agreement or action involves payment by UNB of an amount, individually or for all such settlements, that is material to UNB and/or would impose any material restriction on the business of the Surviving Bank or create precedent for claims that are reasonably likely to be material to UNB.

(n)  Adverse Actions. Take any action which could result in (i) any of its representations and warranties set forth in this Agreement being or becoming untrue at any time at or prior to the Effective Time, (ii) any of the conditions to the Merger set forth in Article 7 not being satisfied or (iii) a material violation of any provision of this Agreement except as may be required by applicable law or regulation.

(o)  Risk Management. Except as required by applicable law or regulation of the OCC, (i) implement or adopt any material change in its interest rate and other risk management policies, procedures or practices, (ii) fail to follow its existing policies or practices with respect to managing its exposure to interest rate and other risk or (iii) fail to use commercially reasonable means to avoid any material increase in its aggregate exposure to interest rate risk.

(p)  Indebtedness. Incur any indebtedness for borrowed money (other than deposits, Federal Funds borrowings and borrowings from the Federal Home Loan Bank of San Francisco) or assume, guarantee, endorse or otherwise as an accommodation become responsible for the obligations of any other Person.

(q)  Loans. Make any loan, loan commitment or renewal or extension thereof to any Person which would, when aggregated with all outstanding loans, commitments for loans or renewals or extensions thereof made to such Person and any affiliate or immediate family member of such Person, exceed $1,000,000 (or $1,500,000 in the case of renewals of existing, passed rated credit) without submitting complete loan package information to the chief credit officer of EWB for review with a right of comment at least two full Business Days prior to taking such action.

(r)  Investments. (i) Other than in the ordinary course of business consistent with past practice in individual amounts not to exceed $1,000,000 or in securities transactions as provided in (ii) below, make any investment either by contributions to capital, property transfers or purchase of any property or assets of any Person or (ii) other than purchases of direct obligations of the United States of America or obligations of U.S. government agencies which are entitled to the full faith and credit of the United States of America, in any case with a remaining maturity at the time of purchase of two years or less, purchase or acquire securities of any type; provided, however, that in the case of investment securities, UNB may purchase investment securities if, within five Business Days after UNB requests in writing (which shall describe in detail the investment securities to be purchased and the price thereof) that EWB consent to making of any such purchase, EWB has approved such request in writing or has not responded in writing to such request.

(s)  Taxes. Take any action which would materially adversely affect the tax position of UNB or its successor after the Merger.

(t)  Commitments. Agree or commit to do any of the foregoing.

SECTION 4.02   Forbearances of EWBC. From the date hereof until the Effective Time, except as expressly contemplated by this Agreement, without the prior written consent of UNB, EWBC will not, and will cause each of its Subsidiaries not to:

(a)  Ordinary Course. Take any action reasonably likely to have an adverse effect on EWBC’s ability to perform any of its material obligations under this Agreement.

(b)  Adverse Actions. Knowingly take any action that is intended or is reasonably likely to result in (i) any of its representations and warranties set forth in this Agreement being or becoming untrue in any material respect at any time at or prior to the Effective Time, (ii) any of the conditions to the Merger set forth in Article 7 not being satisfied or (iii) a material violation of any provision of this Agreement except as may be required by applicable law or regulation.

(c)  Commitments. Agree or commit to do any of the foregoing.

ARTICLE V
REPRESENTATIONS AND WARRANTIES

SECTION 5.01   Disclosure Schedules. Except for the list of contracts for UNB Disclosure Schedule 5.03(k) and the list of insurance policies, binders and bonds for UNB Disclosure Schedule 5.03(s), each of which shall be delivered within 10 days following the date of this Agreement, UNB shall deliver a schedule to EWBC (the “UNB Disclosure Schedule”) and EWBC shall deliver a schedule to UNB (the “EWBC Disclosure Schedule”), (collectively, the “Disclosure Schedules”) on or prior to the date of this Agreement, setting forth, among other things, items the disclosure of which is necessary or appropriate either in response to an express disclosure requirement contained in a provision hereof or as an exception to one or more representations or warranties contained in Section 5.03, Section 5.04, or 5.05, respectively, or to one or more of their respective covenants contained in Article VI. If delivered after the date hereof, any material adverse disclosure not previously provided to EWBC shall entitle EWBC to terminate the Agreement in its sole discretion as provided in Article VIII; provided that any such material adverse disclosure shall not be considered a breach of this Agreement. Items listed on the Disclosure Schedules shall only be considered exceptions to the specific Sections for which such item is scheduled.

SECTION 5.02   Standard. No representation or warranty of EWBC, EWB, UNB or the Principal Shareholder contained in Sections 5.03, 5.04 or 5.05, respectively, shall be deemed untrue or incorrect, and no party hereto shall be deemed to have breached a representation or warranty, as a consequence of the existence of any fact, event or circumstance unless such fact, circumstance or event, individually or taken together with all other facts, events or circumstances inconsistent with any representation or warranty contained in Section 5.03, 5.04, or 5.05, has had or is reasonably likely to have a Material Adverse Effect on the party making such representation or warranty.

SECTION 5.03   Representations and Warranties of UNB. Subject to Sections 5.01 and 5.02 and except as set forth in the UNB Disclosure Schedule with respect to a particular Section, UNB hereby represents and warrants to EWBC and EWB:

(a)  Organization, Standing and Authority. UNB is a nationally chartered banking association duly licensed by and in good standing with the OCC, and its deposits are insured by the FDIC through the Bank Insurance Fund in the manner and to the fullest extent provided by law.

(b)  UNB Capital Stock. As of the date hereof, the only authorized capital stock of UNB consists of 5,000,000 shares of UNB Common Stock, of which 4,400,000 shares are issued and outstanding. There are no shares of preferred stock authorized or outstanding. As of the date hereof, no shares of UNB Common Stock were held in treasury by UNB or otherwise owned by UNB. UNB has no stock option plan nor any stock option issued or granted outstanding or exercisable. The outstanding shares of UNB Common Stock have been duly authorized and are validly issued and outstanding, and subject to no preemptive rights (and were not issued in violation of any preemptive rights). There are no authorized shares of UNB Common Stock that are reserved for issuance. UNB does not have any other Rights issued or outstanding with respect to UNB Common Stock. UNB does not have any commitment to authorize, issue or sell any UNB Common Stock.

(c)  Subsidiaries; Equity Investments.

(i)  UNB has no Subsidiaries.

(ii)  UNB does not own beneficially, directly or indirectly, any equity securities or similar interests of any Person or any interests of any Person or any interest in a partnership or joint venture of any kind, except as shown on UNB Disclosure Schedule 5.03(c).

(d)  Corporate Power. UNB has the corporate power and authority to carry on its business as it is now being conducted and to own all its properties and assets; and UNB has the corporate power and authority and has taken all corporate action necessary to execute, deliver and perform its obligations under this Agreement and to consummate the transactions contemplated hereby.

(e)  Corporate Authority. As of the date hereof, with respect to each of clauses (i), (ii) and (iii) below, UNB’s board of directors, by resolutions duly adopted by unanimous vote at a meeting duly called and held, has duly (i) determined that this Agreement and the Merger are advisable and fair to and in the best interests of UNB and its shareholders, (ii) approved this Agreement and the Merger and (iii) recommended that its shareholders approve this Agreement and the Merger. Concurrently with the delivery and execution of this Agreement, the Shareholders have approved the Agreement and the Merger by execution of the Written Consent and no further shareholder approval or consent is required. UNB has duly executed and delivered this Agreement and this Agreement is a valid and legally binding obligation of UNB, enforceable in accordance with its terms (except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and similar laws of general applicability relating to or affecting creditors’ rights or by general equity principles).

(f)  Regulatory Approvals; No Violations.

(i)  No consents or approvals of, or waivers by, or filings or registrations with, any Governmental Authority or with any third party are required to be made or obtained by UNB or any Subsidiary of UNB in connection with the execution, delivery or performance by UNB of this Agreement or to consummate the Merger except for (A) filings of applications or notices with, and approvals or waivers by, the Federal Reserve Board, the FDIC, the OCC and any other Regulatory Authority, as may be required, (B) filings with state securities authorities and (C) the approval of this Agreement by the holders of two-thirds of the outstanding shares of UNB Common Stock, voting as a single class on an as-converted basis, which approval has been received. As of the date hereof, UNB is not aware of any reason why the approvals set forth in Section 7.01(b) will not be received without the imposition of a condition, restriction or requirement of the type described in Section 7.01(b), except as described on UNB Disclosure Schedule 5.03(f).

(ii)  Subject to receipt of the approvals referred to in the preceding paragraph, and the expiration of related waiting periods, and required filings under federal and state securities laws, the execution, delivery and performance of this Agreement by UNB and the consummation of the transactions contemplated hereby and thereby do not and will not (A) constitute a breach or violation of, or a default under, or give rise to any Lien, any acceleration of remedies or any right of termination under, any law, rule or regulation or any judgment, decree, order, governmental permit or license, or agreement, indenture or instrument of UNB or to which UNB or any of its respective properties is subject or bound, (B) constitute a breach or violation of, or a default under, the UNB Articles or the UNB By-Laws (or similar governing documents), or (C) require any consent or approval under any such law, rule, regulation, judgment, decree, order, governmental permit or license, agreement, indenture or instrument.

(g)  Financial Reports; Undisclosed Liabilities.
                (i)  The consolidated balance sheet of UNB as of December 31, 2004, and the related consolidated statements of income, cash flow and changes in financial position of UNB for the three years then ended, audited by Deloitte & Touche LLP, fairly present the financial position of UNB as of such dates and the results of the operations of UNB for the periods then ended, all in accordance with GAAP consistently applied (or in accordance with regulatory accounting principles to the extent different from GAAP and required by a Regulatory Authority to which UNB is subject). The books and records of UNB have been, and are being, maintained in accordance with GAAP and any other applicable legal and accounting requirements.

(ii)  UNB has timely filed all reports, registrations and statements, together with any amendments required to be made with respect thereto, required to be filed since December 31, 2002 with any Regulatory Authority (collectively, the “Regulatory Filings”) and all other material reports and statements required to be filed by it since December 31, 2002, including, without limitation, any report or statement required to be filed pursuant to the laws of the United States and the rules and regulations of the FDIC and any other Regulatory Authority, and has paid all fees and assessments due and payable in connection therewith. As of their respective dates, such reports, registrations and statements complied in all material respects with all the laws, rules and regulations of the applicable Regulatory Agency with which they were filed.

(iii)  Since December 31, 2004, UNB has not incurred any liability other than in the ordinary course of business consistent with past practice or as otherwise contemplated by this Agreement.

(iv)  Since December 31, 2004, (A) UNB has conducted its business in the ordinary and usual course consistent with past practice (excluding the incurrence of expenses related to this Agreement and the transactions contemplated hereby) and (B) no event has occurred or circumstance arisen that, individually or taken together with all other facts, circumstances and events (described in any paragraph of this Section 5.03 or otherwise), has had or could be reasonably likely to have a Material Adverse Effect with respect to UNB.

(h)  Litigation. Except as set forth on UNB Disclosure Schedule 5.03(h), no litigation, claim or other proceeding before any court or governmental agency is pending against UNB and, to UNB’s knowledge, no such litigation, claim or other proceeding has been threatened and there are no facts which could reasonably give rise to such litigation, claim or other proceeding.

(i)  Regulatory Matters. Except as set forth on UNB Disclosure Schedule 5.03(i):

(i)  UNB is not, directly or indirectly, party to or subject to any order, decree, agreement, memorandum of understanding or similar arrangement with, or a commitment letter or similar submission to, or extraordinary supervisory letter from, any federal or state governmental agency or authority charged with the supervision or regulation of financial institutions or issuers of securities or engaged in the insurance of deposits (including, without limitation, the FDIC) or the supervision or regulation of it (collectively, the “Regulatory Authorities”). UNB has paid all assessments made or imposed by any Regulatory Authority.

(ii)  UNB has not been advised by, nor does it have any knowledge of facts which could give rise to an advisory notice by, any Regulatory Authority that such Regulatory Authority is contemplating issuing or requesting (or is considering the appropriateness of issuing or requesting) any such order, decree, agreement, memorandum of understanding, commitment letter, supervisory letter or similar submission.

(j)  Compliance With Laws. Except as set forth on UNB Disclosure Schedule 5.03(j), UNB:

(i)  is in compliance with all applicable federal, state, local and foreign statutes, laws, regulations, ordinances, rules, judgments, orders or decrees applicable thereto or to the employees conducting such businesses, including, without limitation, the Equal Credit Opportunity Act, the Fair Housing Act, the Community Reinvestment Act, the Home Mortgage Disclosure Act, the Bank Secrecy Act, Title III of the USA Patriot Act and all other applicable fair lending laws and other laws relating to discriminatory business practices;

(ii)  has all permits, licenses, authorizations, orders and approvals of, and has made all filings, applications and registrations with, all Governmental Authorities that are required in order to permit it to own or lease its properties and to conduct its businesses as presently conducted; all such permits, licenses, certificates of authority, orders and approvals are in full force and effect and, to UNB’s knowledge, no suspension or cancellation of any of them is threatened; and

(iii)  has received, since December 31, 2004, no notification or communication from any Governmental Authority (A) asserting that UNB is not in compliance with any of the statutes, regulations or ordinances which such Governmental Authority enforces or (B) threatening to revoke any license, franchise, permit or governmental authorization (nor, to UNB’s knowledge, do any grounds for any of the foregoing exist).

(k)  Contracts; Defaults.

(i)  Except as set forth on UNB Disclosure Schedule 5.03(k), UNB is not a party to, bound by or subject to any agreement, contract, arrangement, commitment or understanding (whether written or oral) (i) that is a “material contract” within the meaning of Item 601(b)(10) of the SEC’s Regulation S-K or (ii) that materially restricts the conduct of business by UNB. Except as set forth on UNB Disclosure Schedule 5.03(k), UNB is not in default under any contract, agreement, commitment, arrangement, lease, insurance policy or other instrument to which it is a party, by which its assets, business, or operations may be bound or affected, or under which it or its assets, business, or operations receives benefits, and there has not occurred any event that, with the lapse of time or the giving of notice or both, would constitute such a default. No power of attorney or similar authorization given directly or indirectly by UNB is currently outstanding. UNB Disclosure Schedule 5.03(k) also sets forth a true and complete list of all third party consents or waivers required to be obtained so as not to be in default under any contract, agreement, commitment, arrangement, lease, insurance policy or other instrument to which UNB is a party as a result of the transaction contemplated hereby.

(ii)  UNB is not party to any oral or written (A) consulting agreement not terminable on 30 days’ or less notice, (B) agreement with any executive officer or other key employee of UNB the benefits of which are contingent, or the terms of which are materially altered, upon the occurrence of a transaction involving UNB of the nature contemplated by this Agreement, (C) agreement with respect to any employee of UNB providing any term of employment or compensation guarantee, (D) agreement or plan, including any stock option plan, stock appreciation rights plan, restricted stock plan or stock purchase plan, any of the benefits of which will be increased, or the vesting of the benefits of which will be accelerated, by the occurrence of any of the transactions contemplated by this Agreement or the value of any of the benefits of which will be calculated on the basis of any of the transactions contemplated by this Agreement, (E) agreement which requires the payment of referral fees or commissions or other fees in connection with deposits, loans or any other business, (F) agreement containing covenants that limit the ability of UNB to compete in any line of business or with any person, or that involves any restriction on the geographic area in which, or method by which, UNB may carry on its business (other than as may be required by law or any Regulatory Authorities) or exclusive dealing contract that limits the ability of UNB to contract with certain persons or to directly engage in certain activities, or (G) agreement which requires further payments over the remaining term of the contract in excess of $100,000.

(l)  No Brokers. No action has been taken by UNB that would give rise to any valid claim against any party hereto for a brokerage commission, finder’s fee or other like payment with respect to the transactions contemplated by this Agreement.

(m)  Employee Benefit Plans.

(i)  All benefit and compensation plans, contracts, policies or arrangements covering current or former employees, including officers, of UNB and current or former directors, consultants and other service providers of UNB including, but not limited to, “employee benefit plans” within the meaning of Section 3(3) of ERISA, and deferred compensation, stock option, stock purchase, stock appreciation rights, stock based, incentive and bonus plans (the “Benefit Plans”), are set forth in UNB Disclosure Schedule 5.03(m). True and complete copies of all Benefit Plans and all amendments thereto and all documents related thereto have been provided or made available to EWBC, including but not limited to (i) the Form 5500 for each Benefit Plan (if applicable) for each of the three most recent plan years for which such forms are required to have been filed, (ii) the most recent determination letter from the IRS (if applicable) for such Benefit Plan, (iii) a copy of the most recent summary plan description required for such Benefit Plan under ERISA (if applicable), (iv) a copy of the trust instruments(s), insurance contract(s) and other funding agreement(s) forming a part of any Benefit Plan, and (v) the latest financial statements of the Benefit Plan (if applicable).

(ii)  All Benefits Plans have been operated and administered in accordance with their terms and applicable law, including, but not limited to, ERISA and the Code. Except as set forth on UNB Disclosure Schedule 5.03(m)(ii), each Benefit Plan which is an “employee pension benefit plan” within the meaning of Section 3(2) of ERISA (“Pension Plan”) and which is intended to be qualified under Section 401(a) of the Code does so qualify, and UNB has received a favorable determination letter from the Internal Revenue Service with respect to such qualification covering all tax law changes with respect to which Internal Revenue Service determination letters can be issued, and no circumstances have occurred that are likely to result in revocation of any such favorable determination letter or the loss of the qualification of such Pension Plan under Section 401(a) of the Code. There is no pending or threatened litigation relating to any of the Benefits Plans. Neither UNB nor any ERISA Affiliate (as defined below) has engaged in a transaction, taken any action or failed to take any action or to meet any requirement with respect to any Benefit Plan or Pension Plan that, assuming the taxable period of such transaction expired as of the date hereof, could subject UNB to a tax or penalty imposed by any of Sections 4971, 4972, 4975, 4976, 4977, 4978, 4979, 4980, 4980B, 4980D, 4980E, 4980F, or 4980G, of the Code or Sections 409 or 502(i) of ERISA.

(iii)  No liability under of Title IV of ERISA has been or is expected to be incurred by UNB with respect to any ongoing, frozen or terminated “single-employer plan”, within the meaning of Section 4001(a)(15) of ERISA, currently or formerly maintained by it, or the single-employer plan of any entity which is considered one employer with UNB under Section 4001 of ERISA or Section 414 of the Code (an “ERISA Affiliate”), and UNB is not aware of any condition that presents a significant risk to UNB or any ERISA Affiliate of incurring any liability thereunder. Neither UNB nor any ERISA Affiliate has ever participated in any “multiemployer plan” within the meaning of Section 3(37) of ERISA. UNB has not incurred, and does it not expect to incur, any withdrawal liability with respect to a multiemployer plan under Subtitle E of Title IV of ERISA (regardless of whether based on contributions of an ERISA Affiliate). No notice of a “reportable event,” within the meaning of Section 4043 of ERISA for which the 30-day reporting requirement has not been waived, has been required to be filed for any Pension Plan or by any ERISA Affiliate within the 12-month period ending on the date hereof or will be required to be filed in connection with the transactions contemplated by this Agreement.

(iv)  All contributions required to be made under the terms of any Benefit Plan have been timely made. All contributions to each Benefit Plan in respect of all current and prior plan years have been accrued in accordance with GAAP and are reflected in UNB’s financial statements. Neither any Pension Plan nor any single-employer plan of an ERISA Affiliate has an “accumulated funding deficiency” (whether or not waived) within the meaning of Section 412 of the Code or Section 302 of ERISA, and neither UNB nor any ERISA Affiliate has an outstanding funding waiver. UNB has not provided, nor is it required to provide, security to any Pension Plan or to any single-employer plan of an ERISA Affiliate pursuant to Section 401(a)(29) of the Code.

(v)  Under each Pension Plan which is a single-employer plan, as of the last day of the most recent plan year ended prior to the date hereof, the actuarially determined present value of all “benefit liabilities,” within the meaning of Section 4001(a)(16) of ERISA (as determined on the basis of the actuarial assumptions contained in the Pension Plan’s most recent actuarial valuation and on a termination basis), did not exceed the lesser of the actuarial value or the then current value of the assets of such Pension Plan, and there has been no material change in the financial condition of such Pension Plan since the last day of the most recent plan year.

(vi)  UNB has no obligations to provide any current or former employee, officer, director, consultant or other service provider health, disability or life benefits beyond his or her retirement or other termination of service under any Benefit Plan, other than healthcare continuation coverage mandated by applicable law. UNB may amend or terminate any Benefit Plan at any time without incurring any liability thereunder.

(vii)  Except as set forth on UNB Disclosure Schedule 5.03(m)(vii), none of the execution of this Agreement, shareholder approval of this Agreement or consummation of the transactions contemplated by this Agreement will, either alone or in combination with any other event, (A) entitle any current or former employee, officer, director, consultant or other service provider of UNB to severance pay or any other payment or benefit, or any increase in severance pay or any other payment or benefit upon any termination of employment or other relationship after the date hereof, (B) accelerate the time of payment or vesting or trigger any payment or funding (through a grantor trust or otherwise) of compensation or benefits under, increase the amount payable or trigger any other material obligation pursuant to, any of the Benefit Plans, (C) result in any breach or violation of, or a default under, any of the Benefit Plans or (D) result in any payment that would be a “parachute payment” to a “disqualified individual” as those terms are defined in Section 280G of the Code, without regard to whether such payment is reasonable compensation for personal services performed or to be performed in the future. UNB Disclosure Schedule 5.03(m)(vii) categorizes any such exceptions according to the categories above and sets forth the amounts of any such payments to the persons listed thereon.

(viii)  No Benefit Plan that is subject to section 409A of the Code fails to meet any requirement of section 409A of the Code that would result in any Benefit Plan participant having liability for additional interest or the 20% addition to tax under such section of the Code.

(n)  Labor Matters. UNB is not a party to nor bound by any collective bargaining agreement, contract or other agreement or understanding with a labor union or labor organization, nor is it the subject of a proceeding asserting that it has committed an unfair labor practice (within the meaning of the National Labor Relations Act) or seeking to compel UNB to bargain with any labor organization as to wages or conditions of employment, nor is there any strike or other labor dispute involving it or, to UNB’s knowledge, threatened, nor is UNB aware of any activity involving its employees seeking to certify a collective bargaining unit or engaging in other organizational activity.

(o)  Environmental Matters. (i) UNB has complied at all times with applicable Environmental Laws; (ii) no real property (including buildings or other structures) currently or formerly owned or operated by UNB, or any property in which UNB has held a security interest, Lien or a fiduciary or management role (“UNB Loan Property”), has been contaminated with, or has had any release of, any Hazardous Substance that could reasonably be expected to result in liability to UNB arising out of any Environmental Law; (iii) neither UNB nor any Subsidiary of UNB could be deemed the owner or operator of any UNB Loan Property under any Environmental Law which such UNB Loan Property has been contaminated with, or has had any release of, any Hazardous Substance; (iv) UNB is not subject to liability for any Hazardous Substance disposal or contamination on any third party property; (v) UNB has not received any notice, demand letter, claim or request for information alleging any violation of, or liability under, any Environmental Law; (vi) UNB is not subject to any order, decree, injunction or other agreement with any Governmental Authority or any third party relating to any Environmental Law; (vii) there are no circumstances or conditions (including the presence of asbestos, underground storage tanks, lead products, polychlorinated biphenyls, prior manufacturing operations, dry-cleaning, or automotive services) involving UNB, any currently or formerly owned or operated property, or any UNB Loan Property, that could reasonably be expected to result in any claims, liability or investigations against UNB, result in any restrictions on the ownership, use, or transfer of any property pursuant to any Environmental Law, or adversely affect the value of any UNB Loan Property and (viii) UNB has made available to EWBC copies of all environmental reports, studies, sampling data, correspondence, filings and other environmental information in its possession or reasonably available to it relating to UNB, and any currently or formerly owned or operated property or any UNB Loan Property.

As used herein, the term “Environmental Laws” means any federal, state or local law, regulation, order, decree, permit, authorization, opinion, common law or agency requirement relating to: (A) the protection or restoration of the environment, health, safety, or natural resources, (B) the handling, use, presence, disposal, release or threatened release of any Hazardous Substance or (C) noise, odor, wetlands, indoor air, pollution, contamination or any injury or threat of injury to persons or property in connection with any Hazardous Substance and the term “Hazardous Substance” means any substance in any concentration that is: (A) listed, classified or regulated pursuant to any Environmental Law, (B) any petroleum product or by-product, asbestos-containing material, lead-containing paint or plumbing, polychlorinated biphenyls, radioactive materials or radon or (C) any other substance which is or may be the subject of regulatory action by any Governmental Authority in connection with any Environmental Law.

(p)  Tax Matters.

(i)  Except as set forth UNB Disclosure Schedule 5.03(p)(i), UNB has:

(A)  duly and timely filed (including applicable extensions granted without penalty) all Tax Returns required to be filed by it, and such Tax Returns are true, correct and complete;

(B)  timely paid in full all Taxes required to be paid by it; and

(C)  made adequate provision in the financial statements of UNB (in accordance with GAAP) for all Taxes not yet due.

(ii)  Except as set forth in UNB Disclosure Schedule 5.03(p)(ii), no deficiencies for any Taxes have been proposed, asserted, assessed or, threatened in writing against or with respect to UNB.

(iii)  Except as set forth in UNB Disclosure Schedule 5.03(p)(iii) of the:

(A)  there are no Liens for Taxes upon the assets of UNB except for statutory Liens for current Taxes not yet due;

(B)  UNB has not requested any extension of time within which to file any Tax Returns in respect of any fiscal year which have not since been filed and no request for waivers of the time to assess any Taxes are pending or outstanding;

(C)  no federal, state, local or foreign audits or other administrative proceedings or court proceedings are presently pending with regard to any Taxes (other than federal or state income Taxes) of UNB, and UNB has not received a written notice of any claims, audits or proceedings with respect to such Taxes;

(D)  with respect to each taxable period of UNB, the federal and state income Tax Returns of UNB have not been audited by the Internal Revenue Service or appropriate state tax authorities or the time for assessing and collecting income Tax with respect to such taxable period has closed and such taxable period is not subject to review;

(E)  UNB has not filed or been included in a combined, consolidated or unitary income Tax Return other than one in which UNB was the parent of the group filing such Tax Return;

(F)  UNB is not a party to any agreement providing for the allocation, sharing, or indemnification of Taxes;

(G)  UNB is not required to include in income any adjustment pursuant to Section 481(a) of the Code (or any similar or corresponding provision or requirement of state, local or foreign income Tax law), by reason of the voluntary change in accounting method (nor has any taxing authority proposed any such adjustment or change of accounting method);

(H)  no closing agreements, private letter rulings, technical advice memoranda or similar agreement or ruling have been entered into or issued by any taxing authority with respect to UNB within five years of the date of this Agreement, and no such agreement or ruling has been applied for and is currently pending;

(I)  UNB has not made any Tax election or change in Tax election, amended any Tax Returns or entered into any settlement or compromise of any income tax liability of UNB;

(J)  UNB has not granted in writing any power of attorney which is currently in force with respect to any Taxes or Tax Returns;

(K)  UNB has not constituted either a “distributing corporation” or a “controlled corporation” (within the meaning of Section 355(a)(1)(A) of the Code) in a distribution of stock to which Section 355 of the Code (or so much of Section 356 of the Code as relates to Section 355 of the Code) applies and which occurred within two years of the date of this Agreement;

(L)  no claim has been made in writing in any jurisdiction where UNB does not file Tax Returns that any such entity is, or may be, subject to Tax by that jurisdiction;

(M)  UNB has not filed a consent pursuant to Section 341(f) of the Code or agreed to have Section 341(f)(2) of the Code apply to any disposition of a subsection (f) asset (as such term is defined in Section 341(f)(4) of the Code) owned by UNB;

(N)  UNB has not executed or entered into a closing agreement pursuant to Section 7121 of the Code or any predecessor provision thereof or any similar provision of state, local or foreign law;

(O)  UNB has not been a “United States real property holding corporation” within the meaning of Section 897(c)(2) during the applicable period specified in 897(c)(1)(A)(ii) of the Code;

(P)  UNB has not engaged in a “reportable transaction” within the meaning of Treasury Regulations Section 1.6011-4; and

(Q)  as of the date hereof, UNB has no reason to believe that any conditions exist or will exist that might prevent or impede the Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code.

(q)  Risk Management Instruments. UNB is not a party to nor has it agreed to enter into an exchange traded or over-the-counter equity, interest rate, foreign exchange or other swap, forward, future, option, cap, floor or collar or any other contract that is not included on the balance sheet and is a derivatives contract (including various combinations thereof) (each, a “Derivatives Contract”) or owns securities that (i) are referred to generically as “structured notes,” “high risk mortgage derivatives,” “capped floating rate notes” or “capped floating rate mortgage derivatives” or (ii) are likely to have changes in value as a result of interest or exchange rate changes that significantly exceed normal changes in value attributable to interest or exchange rate changes, except for those Derivatives Contracts and other instruments legally purchased or entered into in the ordinary course of business, consistent with safe and sound banking practices and regulatory guidance. All of such Derivatives Contracts or other instruments, are legal, valid and binding obligations of UNB, as the case may be, enforceable in accordance with their terms (except as enforcement may be limited by general principles of equity whether applied in a court of law or a court of equity and by bankruptcy, insolvency and similar laws affecting creditors’ rights and remedies generally), and are in full force and effect. UNB has duly performed in all material respects all of their material obligations thereunder to the extent that such obligations to perform have accrued; and, to UNB’s knowledge, there are no breaches, violations or defaults or allegations or assertions of such by any party thereunder which have had or could reasonably be expected to have a Material Adverse Effect on UNB.

(r)  Books and Records. The books and records of UNB have been fully, properly and accurately maintained in all material respects, and there are no material inaccuracies or discrepancies of any kind contained or reflected therein, and they fairly present the financial position of UNB.

(s)  Insurance. UNB Disclosure Schedule 5.03(s) sets forth a true and complete list of all of the insurance policies, binders, or bonds maintained by UNB (“Insurance Policies”). UNB is insured with reputable insurers against such risks and in such amounts as the management of UNB reasonably has determined to be prudent in accordance with industry practices against such risks as companies engaged in a similar business would customarily be insured. Insurance applications for policies that are currently in force are complete and accurate. All the Insurance Policies are in full force and effect; UNB is not in material default thereunder; and all claims thereunder have been filed in due and timely fashion.

(t)  Allowance For Loan Losses. UNB’s Allowance for Loan Losses (“ALL”) is, and shall be as of the Effective Date, in compliance with UNB’s existing methodology for determining the adequacy of its ALL as well as the standards established by applicable Governmental Authorities and the Financial Accounting Standards Board and is and shall be adequate under all such standards.

(u)  Trust Business. UNB does not have trust powers.

(v)  Real Property.

(i)  UNB Disclosure Schedule 5.03(v) contains a complete and correct list of (A) all real property or premises owned on the date hereof, in whole or in part by UNB and all indebtedness secured by any encumbrance thereon, and (B) all real property or premises leased in whole or in part by UNB and together with a list of all applicable leases and the name of the lessor. None of such premises or properties have been condemned or otherwise taken by any public authority and no condemnation or taking is threatened or contemplated and none thereof is subject to any claim, contract or law which might affect its use or value for the purposes now made of it. None of the premises or properties of UNB is subject to any current or potential interests of third parties or other restrictions or limitations that would impair or be inconsistent in any material respect with the current use of such property by UNB, as the case may be.

(ii)  Each of the leases referred to in the UNB Disclosure Schedule is valid and existing and in full force and effect, and no party thereto is in default and no notice of a claim of default by any party has been delivered to UNB or is now pending, and there does not exist any event that with notice or the passing of time, or both, would constitute a default or excuse performance by any party thereto, provided that with respect to matters relating to any party other than UNB, the foregoing representation is based on the knowledge of UNB and the knowledge of UNB.

(w)  Title. UNB has good title to its properties and assets (other than (i) property as to which it is lessee and (ii) real estate owned as a result of foreclosure, transfer in lieu of foreclosure or other transfer in satisfaction of a debtor’s obligation previously contracted) except (1) statutory Liens not yet delinquent which are being contested in good faith by appropriate proceedings, and Liens for taxes not yet due, (2) pledges of assets in the ordinary course of business to secure public deposits, (3) for those assets and properties disposed of for fair value in the ordinary course of business since the date of UNB’s call report dated as of and for the quarter ended March 31, 2005 and (4) defects and irregularities of title and encumbrances that do not materially impair the use thereof for the purposes for which they are held.

(x)  Intellectual Property. UNB owns or possesses valid and binding licenses and other rights to use (without payment) all material trade secrets, trade names, trademarks, service marks, inventions and processes used in its businesses; and UNB has received no notice of conflict with respect thereto that asserts a right of others. UNB has in all material respects performed all the obligations required to be performed by it and is not in default in any material respect under any contract, agreement, arrangement or commitment relating to any of the foregoing.

(y)   Past Actions. UNB has not extended or renewed any extension of credit in material violation of its applicable policies, applicable laws, regulations or administrative orders or interpretations. Since December 31, 2003, there have not been any acts of dishonesty, self-dealing or any breach of any statutory, contractual or fiduciary duties, or duty of loyalty on the part of any of the directors, or officers of UNB in connection with their duties and responsibilities at UNB.

SECTION 5.04   Principal Shareholder Representations. Subject to Section 5.02, the Principal Shareholder hereby represents and warrants to EWBC and EWB:

(a)  The Principal Shareholder is the record holder or beneficial owner of 4,399,500 shares of UNB Common Stock and has sole voting power and sole power to issue voting instructions, sole power to demand appraisal rights and sole power to enter into this Agreement and perform the obligations of the Principal Shareholder with respect to said shares provided in this Agreement, with no restrictions on voting rights, rights of disposition or otherwise, subject to applicable laws and the terms of this Agreement.

(b)  The EWBC Common Stock to be acquired by the Principal Shareholder pursuant to this Agreement and the Merger shall be acquired for investment and for the Principal Shareholder’s own account, and not with a view to distribution, resale, pledge or other disposition. The Principal Shareholder hereby makes the further representations and warranties set forth in the Investor Letter, attached hereto as Exhibit E (the “Investor Letter”).

SECTION 5.05   Representations and Warranties of EWBC and EWB. Subject to Sections 5.01 and Section 5.02, EWBC and EWB jointly and severally, hereby represent and warrant to UNB as follows (provided that EWB does not make any representations and warranties as to EWBC):

(a)  Organization, Standing and Authority of EWBC. EWBC is duly organized, validly existing and in good standing under the laws of the State of Delaware. EWBC is duly qualified to do business and is in good standing in the states of the United States and foreign jurisdictions where its ownership or leasing of property or assets or the conduct of its business requires it to be so qualified. EWBC has in effect all federal, state, local, and foreign governmental authorizations necessary for it to own or lease its properties and assets and to carry on its business as it is now conducted.

(b)  Organization, Standing and Authority of EWB. EWB is duly licensed by and in good standing with the Commissioner, and its deposits are insured by the Bank Insurance Fund or the Savings Association Insurance Fund in the manner and to the fullest extent provided by law. EWB is duly authorized to conduct a general banking business and is qualified and in good standing in the states of the United States and foreign jurisdictions where its ownership or leasing of property or assets or the conduct of its business requires it to be so qualified. EWB has in effect all federal, state, local, and foreign governmental authorizations necessary for it to own or lease its properties and assets and to carry on its banking business as it is now conducted.

(c)  EWBC Stock.

(i)  As of the date hereof, the authorized capital stock of EWBC consists solely of 200,000,000 shares of EWBC Common Stock, of which no more than 52,688,492 shares are issued and outstanding, and 5,000,000 shares of EWBC Preferred Stock, of which no shares are issued and outstanding.

(ii)  As of the date hereof, the authorized capital stock of EWB consists of 50,000,000 shares of EWB Common Stock, of which 23,775,000 are issued and outstanding.

(iii)  The shares of EWBC Common Stock to be issued in exchange for shares of UNB Common Stock in the Merger, when issued in accordance with the terms of this Agreement, will be duly authorized, validly issued, fully paid and nonassessable and the issuance thereof is not subject to any preemptive right.

(d)  Subsidiaries. Each of EWBC’s Subsidiaries has been duly organized and is validly existing in good standing under the laws of the jurisdiction of its organization, and is duly qualified to do business and in good standing in the jurisdictions where its ownership or leasing of property or the conduct of its business requires it to be so qualified and it owns, directly or indirectly, all the issued and outstanding equity securities of each of its Significant Subsidiaries.

(e)  Corporate Power. EWBC and each of its Subsidiaries has the corporate power and authority to carry on its business as it is now being conducted and to own all its properties and assets; each of EWBC and EWB has the corporate power and authority to execute, deliver and perform their obligations under this Agreement and to consummate the transactions contemplated hereby.

(f)  Corporate Authority. This Agreement and the transactions contemplated hereby have been authorized by all necessary corporate action of the boards of directors of EWBC and EWB. This Agreement has been duly executed and delivered by each of EWBC and EWB and this Agreement is a valid and legally binding agreement of EWBC and EWB enforceable in accordance with its terms (except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and similar laws of general applicability relating to or affecting creditors’ rights or by general equity principles).

(g)  Regulatory Approvals; No Violations.

(i)  No consents or approvals of, or waivers by, or filings or registrations with, any Governmental Authority or with any third party are required to be made or obtained by EWBC or any of its Subsidiaries in connection with the execution, delivery or performance by EWBC or EWB of this Agreement or to consummate the Merger except for (A) filings of applications or notices with and approvals or waivers by the Federal Reserve Board, the FDIC, the OCC, the California Secretary and the Commissioner, as may be required, (B) filings with the SEC and state securities authorities, as may be required, (C) the approval of the listing on Nasdaq of the EWBC Common Stock to be issued in the Merger, (D) such filings as are required to be made or approvals as are required to be obtained under the securities or “Blue Sky” laws of various states in connection with the issuance of EWBC Common Stock in the Merger, and (E) the filing of the executed Agreement of Merger with the Commissioner. As of the date hereof, EWBC is not aware of any reason why the approvals set forth in Section 7.01(b) will not be received in a timely manner and without the imposition of a condition, restriction or requirement of the type described in Section 7.01(b).

(ii)  Subject to receipt, or the making, of the consents, approvals and filings referred to in the preceding paragraph and expiration of the related waiting periods, the execution, delivery and performance of this Agreement by EWBC and EWB and the consummation of the transactions contemplated hereby do not and will not (A) constitute a breach or violation of, or a default under, or give rise to any Lien, any acceleration of remedies or any right of termination under, any law, rule or regulation or any judgment, decree, order, governmental permit or license, or Agreement, indenture or instrument of EWBC or of any of its Subsidiaries or to which EWBC or any of its Subsidiaries or properties is subject or bound, (B) constitute a breach or violation of, or a default under, the EWBC Articles or EWBC By-Laws (or similar governing documents) or any of its Subsidiaries or (C) require any consent or approval under any such law, rule, regulation, judgment, decree, order, governmental permit or license, agreement, indenture or instrument.

(h)  Regulatory Matters. Except as set forth on EWBC Disclosure Schedule 5.05(h):

(i)  None of EWBC or any of its Subsidiaries are, directly or indirectly, party to or subject to any order, decree, agreement, memorandum of understanding or similar arrangement with, or a commitment letter or similar submission to, or extraordinary supervisory letter from any Regulatory Authority. EWBC and its Subsidiaries have paid all assessments made or imposed by any Regulatory Authority.

(ii)  Neither EWBC or any of its Subsidiaries have been advised by, or have any knowledge of facts which could give rise to an advisory notice by, any Regulatory Authority that such Regulatory Authority is contemplating issuing or requesting (or is considering the appropriateness of issuing or requesting) any such order, decree, agreement, memorandum of understanding, commitment letter, supervisory letter or similar submission.

(i)  Financial Reports and SEC Documents; Material Adverse Effect.

(i)  EWBC’s Annual Report on Form 10-K for the fiscal year ended December 31, 2004 and all other reports, registration statements, definitive proxy statements or information statements filed or to be filed by it subsequent to December 31, 2004 under the Securities Act, or under Section 13(a), 13(c), 14 or 15(d) of the Exchange Act in the form filed or to be filed (collectively, EWBC’s “SEC Documents”) with the SEC, as of the date filed or to be filed, (A) complied or will comply in all material respects as to form with the applicable requirements under the Securities Act or the Exchange Act, as the case may be and (B) did not and will not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading; and each of the balance sheets contained in or incorporated by reference into any such SEC Document (including the related notes and schedules thereto) fairly presents, or will fairly present, the financial position of EWBC and its Subsidiaries as of its date, and each of the statements of income and changes in shareholders’ equity and cash flows or equivalent statements in such SEC Documents (including any related notes and schedules thereto) fairly presents, or will fairly present, the results of operations, changes in shareholders’ equity and changes in cash flows, as the case may be, of EWBC and its Subsidiaries for the periods to which they relate, in each case in accordance with GAAP consistently applied during the periods involved, except in each case as may be noted therein.

(ii)  Since December 31, 2004, EWBC and its Subsidiaries have conducted their respective businesses in the ordinary and usual course consistent with past practice (excluding the incurrence of expenses related to this Agreement and the transactions contemplated hereby) and no event has occurred or circumstance arisen that, individually or taken together with all other facts, circumstances and events (described in any paragraph of this Section 5.05 or otherwise), is reasonably likely to have a Material Adverse Effect with respect to EWBC or its Subsidiaries.

(iii)  Except as disclosed on EWBC Disclosure Schedule 5.05(p), since December 31, 2004, neither EWBC nor any of its Subsidiaries have incurred any liability other than in the ordinary course of business consistent with past practice or as otherwise contemplated by this Agreement.

(j)  Litigation. Except as set forth on EWBC Disclosure Schedule 5.05(j), no litigation, claim or other proceeding before any court or governmental agency is pending against EWBC or its Subsidiaries, and to EWBC and its Subsidiaries’ knowledge, no such litigation, claim or other proceeding has been threatened and there are no facts which could reasonably give rise to such litigation, claim or other proceeding.

(k)  No Brokers. No action has been taken by EWBC or its Subsidiaries that would give rise to any valid claim against any party hereto for a brokerage commission, finder’s fee or other like payment with respect to the transactions contemplated by this Agreement.

(l)  Environmental Matters. (i) EWBC and its Subsidiaries have complied at all times with applicable Environmental Laws; (ii) no real property (including buildings or other structures) currently or formerly owned or operated by EWBC or any of its Subsidiaries, or any property in which EWBC or any of its Subsidiaries has held a security interest, Lien or a fiduciary or management role (collectively, “EWBC Loan Property”), has been contaminated with, or has had any release of, any Hazardous Substance; (iii) neither EWBC nor any of its Subsidiaries could be deemed the owner or operator of any EWBC Loan Property under any Environmental Law which such EWBC Loan Property has been contaminated with, or has had any release of, any Hazardous Substance; (iv) neither EWBC nor any of its Subsidiaries is subject to liability for any Hazardous Substance disposal or contamination on any third party property; (v) neither EWBC nor any of its Subsidiaries has received any notice, demand letter, claim or request for information alleging any violation of, or liability under, any Environmental Law; (vi) neither EWBC nor any of its Subsidiaries is subject to any order, decree, injunction or other agreement with any Governmental Authority or any third party relating to any Environmental Law; and (vii) to EWBC’s knowledge, there are no circumstances or conditions (including the presence of asbestos, underground storage tanks, lead products, polychlorinated biphenyls, prior manufacturing operations, dry-cleaning, or automotive services) involving EWBC or its Subsidiaries, any currently or formerly owned or operated property, or any EWBC Loan Property, that could reasonably be expected to result in any claims, liability or investigations against EWBC or its Subsidiaries, result in any restrictions on the ownership, use, or transfer of any property pursuant to any Environmental Law, or adversely affect the value of any EWBC Loan Property.

(m)  Insurance. EWBC and its Subsidiaries are insured with reputable insurers against such risks and in such amounts as the management of EWBC and its Subsidiaries reasonably has determined to be prudent in accordance with industry practices against such risks as companies engaged in a similar business would customarily be insured. Insurance applications for policies that are currently in force are complete and accurate. All the insurance policies binders, or bonds maintained by EWBC and its Subsidiaries are in full force and effect; neither EWBC nor its Subsidiaries are in material default thereunder; and all claims thereunder have been filed in due and timely fashion.

(n)  Past Actions. EWB has not extended or renewed any extension of credit in material violation of its applicable policies, applicable laws, regulations or administrative orders or interpretations. Since December 31, 2003, there have not been any acts of dishonesty, self-dealing or any breach of any statutory, contractual or fiduciary duties, or duty of loyalty on the part of any of the directors, or officers of EWBC or its Subsidiaries in connection with their duties and responsibilities at EWBC or its Subsidiaries.

(o)  Compliance With Laws. Except as set forth on EWBC Disclosure Schedule 5.05(o), EWBC and its Subsidiaries:

(i)  are in compliance with all applicable federal, state, local and foreign statutes, laws, regulations, ordinances, rules, judgments, orders or decrees applicable thereto or to the employees conducting such businesses, including, without limitation, the Equal Credit Opportunity Act, the Fair Housing Act, the Community Reinvestment Act, the Home Mortgage Disclosure Act, the Bank Secrecy Act, Title III of the USA Patriot Act and all other applicable fair lending laws and other laws relating to discriminatory business practices;

(ii)  have all permits, licenses, authorizations, orders and approvals of, and have made all filings, applications and registrations with, all Governmental Authorities that are required in order to permit them to own or lease their properties and to conduct their businesses as presently conducted; all such permits, licenses, certificates of authority, orders and approvals are in full force and effect and, to EWBC’s knowledge, no suspension or cancellation of any of them is threatened; and

(iii)  have received, since December 31, 2004, no notification or communication from any Governmental Authority (A) asserting that EWBC or any of its Subsidiaries are not in compliance with any of the statutes, regulations or ordinances which such Governmental Authority enforces or (B) threatening to revoke any license, franchise, permit or governmental authorization (nor, to EWBC’s knowledge, do any grounds for any of the foregoing exist).

(p)  Contracts; Defaults. Except as set forth on EWBC Disclosure Schedule 5.05(p), neither EWBC nor any of its Subsidiaries are parties to, bound by or subject to any agreement, contract, arrangement, commitment or understanding (whether written or oral) that materially restricts the conduct of business by EWBC or its Subsidiaries. Except as set forth on EWBC Disclosure Schedule 5.05(p), EWBC and its Subsidiaries are not in default under any contract, agreement, commitment, arrangement, lease, insurance policy or other instrument to which they are parties, by which their assets, business, or operations may be bound or affected, or under which they or their assets, business, or operations receives benefits, and there has not occurred any event that, with the lapse of time or the giving of notice or both, would constitute such a default. No power of attorney or similar authorization given directly or indirectly by EWBC and its Subsidiaries is currently outstanding. EWBC Disclosure Schedule 5.05(p) also sets forth a true and complete list of all third party consents or waivers required to be obtained so as not to be in default under any contract, agreement, commitment, arrangement, lease, insurance policy or other instrument to which EWBC and its Subsidiaries are parties as a result of the transaction contemplated hereby.

(q)  Employee Benefit Plans.

(i)  All benefit and compensation plans, contracts, policies or arrangements covering current or former employees, including officers, of EWBC and its Subsidiaries and current or former directors, consultants and other service providers of EWBC and its Subsidiaries including, but not limited to, “employee benefit plans” within the meaning of Section 3(3) of ERISA, and deferred compensation, stock option, stock purchase, stock appreciation rights, stock based, incentive and bonus plans (the “EWBC Benefits Plans”) have been operated and administered in accordance with their terms and applicable law, including, but not limited to, ERISA and the Code. Except as set forth on EWBC Disclosure Schedule 5.05(q), each EWBC Benefit Plan that is a Pension Plan which is intended to be qualified under Section 401(a) of the Code does so qualify, and EWBC and its Subsidiaries, where applicable, have received favorable determination letters from the Internal Revenue Service with respect to such qualification covering all tax law changes with respect to which Internal Revenue Service determination letters can be issued, and no circumstances have occurred that are likely to result in revocation of any such favorable determination letter or the loss of the qualification of such Pension Plan under Section 401(a) of the Code. There is no pending or threatened litigation relating to any of the EWBC Benefits Plans. Neither EWBC, its Subsidiaries, nor any ERISA Affiliate of EWBC has engaged in a transaction, taken any action or failed to take any action or to meet any requirement with respect to any EWBC Benefit Plan that, assuming the taxable period of such transaction expired as of the date hereof, could subject EWBC or its Subsidiaries to a tax or penalty imposed by any of Sections 4971, 4972, 4975, 4976, 4977, 4978, 4979, 4980, 4980B, 4980D, 4980E, 4980F, or 4980G, of the Code or Sections 409 or 502(i) of ERISA.

(ii)  No liability under Title IV of ERISA has been or is expected to be incurred by EWBC or its Subsidiaries with respect to any ongoing, frozen or terminated “single-employer plan”, within the meaning of Section 4001(a)(15) of ERISA, currently or formerly maintained by it, or the single-employer plan of any entity which is considered one employer with EWBC under Section 4001 of ERISA or Section 414 of the Code (an “ERISA Affiliate of EWBC”), and EWBC is not aware of any condition that presents a significant risk to EWBC, its Subsidiaries, or any ERISA Affiliate of EWBC of incurring any liability thereunder. Neither EWBC, its Subsidiaries, nor any ERISA Affiliate of EWBC has ever participated in any “multiemployer plan” within the meaning of Section 3(37) of ERISA. EWBC and its Subsidiaries have not incurred, nor do they expect to incur, any withdrawal liability with respect to a multiemployer plan under Subtitle E of Title IV of ERISA (regardless of whether based on contributions of an ERISA Affiliate of EWBC).

(iii)  All contributions required to be made under the terms of any EWBC Benefit Plan have been timely made. All contributions to each EWBC Benefit Plan in respect of all current and prior plan years have been accrued in accordance with GAAP and are reflected in EWBC and its Subsidiaries’ financial statements. Neither any EWBC Benefit Plan that is a Pension Plan nor any single-employer plan of an ERISA Affiliate of EWBC has an “accumulated funding deficiency” (whether or not waived) within the meaning of Section 412 of the Code or Section 302 of ERISA, and neither EWBC, its Subsidiaries, nor any ERISA Affiliate of EWBC has an outstanding funding waiver. Neither EWBC nor any of its Subsidiaries have provided, nor are they required to provide, security to any EWBC Benefit Plan that is a Pension Plan or to any single-employer plan of an ERISA Affiliate pursuant to Section 401(a)(29) of the Code.

(iv)  Under each EWBC Benefit Plan that is a Pension Plan which is a single-employer plan, as of the last day of the most recent plan year ended prior to the date hereof, the actuarially determined present value of all “benefit liabilities,” within the meaning of Section 4001(a)(16) of ERISA (as determined on the basis of the actuarial assumptions contained in the Pension Plan’s most recent actuarial valuation and on a termination basis), did not exceed the lesser of the actuarial value or the then current value of the assets of such Pension Plan, and there has been no material change in the financial condition of such Pension Plan since the last day of the most recent plan year.

(v)  Neither EWBC nor any of its Subsidiaries have obligations to provide any of their current or former employees, officers, directors, consultants or other service providers health, disability or life benefits beyond his or her retirement or other termination of service under any EWBC Benefit Plan, other than healthcare continuation coverage mandated by applicable law.

(r)  Labor Matters. Neither EWBC nor any of its Subsidiaries is a party to nor bound by any collective bargaining agreement, contract or other agreement or understanding with a labor union or labor organization, nor are any of them the subject of a proceeding asserting that they have committed an unfair labor practice (within the meaning of the National Labor Relations Act) or seeking to compel EWBC or any of its Subsidiaries to bargain with any labor organization as to wages or conditions of employment, nor is there any strike or other labor dispute involving it or, to EWBC’s and EWB’s knowledge, threatened, nor is either aware of any activity involving its employees seeking to certify a collective bargaining unit or engaging in other organizational activity.

(s)  Tax Matters.

(i)  Except as set forth in EWBC Disclosure Schedule 5.05(s)(i), EWBC and its Subsidiaries have:

(A)  duly and timely filed (including applicable extensions granted without penalty) all Tax Returns required to be filed by them, and such Tax Returns are true, correct and complete;

(B)  timely paid in full all Taxes required to be paid by them; and

(C)  made adequate provision in the financial statements of EWBC and its Subsidiaries (in accordance with GAAP) for all Taxes not yet due.

(ii)  Except as set forth in EWBC Disclosure Schedule 5.05(s)(ii), no deficiencies for any Taxes have been proposed, asserted, assessed or, threatened in writing against or with respect to EWBC or its Subsidiaries.

(iii)  Except as set forth in EWBC Disclosure Schedule 5.05(s)(iii):

(A)  there are no Liens for Taxes upon the assets of EWBC or its Subsidiaries except for statutory Liens for current Taxes not yet due;

(B)  Neither EWBC nor any of its Subsidiaries have requested any extension of time within which to file any Tax Returns in respect of any fiscal year which have not since been filed and no request for waivers of the time to assess any Taxes are pending or outstanding;

(C)  no federal, state, local or foreign audits or other administrative proceedings or court proceedings are presently pending with regard to any Taxes (other than federal or state income Taxes) of EWBC and its Subsidiaries, and neither EWBC or any of its Subsidiaries have received a written notice of any claims, audits or proceedings with respect to such Taxes;

(D)  with respect to each taxable period of EWBC and its Subsidiaries, the federal and state income Tax Returns of EWBC and its Subsidiaries have not been audited by the Internal Revenue Service or appropriate state tax authorities or the time for assessing and collecting income Tax with respect to such taxable period has closed and such taxable period is not subject to review;

(E)  Neither EWBC nor any of its Subsidiaries have filed or been included in a combined, consolidated or unitary income Tax Return other than one in which EWBC was the parent of the group filing such Tax Return;

(F)  Neither EWBC nor any of its Subsidiaries are parties to any agreement providing for the allocation, sharing, or indemnification of Taxes;

(G)  Neither EWBC nor any of its Subsidiaries are required to include in income any adjustment pursuant to Section 481(a) of the Code (or any similar or corresponding provision or requirement of state, local or foreign income Tax law), by reason of the voluntary change in accounting method (nor has any taxing authority proposed any such adjustment or change of accounting method);

(H)  no closing agreements, private letter rulings, technical advice memoranda or similar agreement or ruling have been entered into or issued by any taxing authority with respect to EWBC or its Subsidiaries within five years of the date of this Agreement, and no such agreement or ruling has been applied for and is currently pending;

(I)  Neither EWBC nor any of its Subsidiaries have made any Tax election or change in Tax election, amended any Tax Returns or entered into any settlement or compromise of any income tax liability of EWBC or any Subsidiary, respectively;

(J)  Neither EWBC nor any of its Subsidiaries have granted in writing any power of attorney which is currently in force with respect to any Taxes or Tax Returns;

(K)  Neither EWBC nor any of its Subsidiaries have constituted either a “distributing corporation” or a “controlled corporation” (within the meaning of Section 355(a)(1)(A) of the Code) in a distribution of stock to which Section 355 of the Code (or so much of Section 356 of the Code as relates to Section 355 of the Code) applies and which occurred within two years of the date of this Agreement;

(L)  no claim has been made in writing in any jurisdiction where EWBC or its Subsidiaries do not file Tax Returns that any such entities are, or may be, subject to Tax by that jurisdiction;

(M)  Neither EWBC nor any of its Subsidiaries have filed a consent pursuant to Section 341(f) of the Code or agreed to have Section 341(f)(2) of the Code apply to any disposition of a subsection (f) asset (as such term is defined in Section 341(f)(4) of the Code) owned by EWBC or its Subsidiaries;

(N)  Neither EWBC nor any of its Subsidiaries have executed or entered into a closing agreement pursuant to Section 7121 of the Code or any predecessor provision thereof or any similar provision of state, local or foreign law;

(O)  Neither EWBC nor any of its Subsidiaries have been “United States real property holding corporations” within the meaning of Section 897(c)(2) during the applicable period specified in 897(c)(1)(A)(ii) of the Code;

(P)  Neither EWBC nor any of its Subsidiaries have engaged in a “reportable transaction” within the meaning of Treasury Regulations Section 1.6011-4; and

(Q)  as of the date hereof, neither EWBC nor any of its Subsidiaries have reason to believe that any conditions exist or will exist that might prevent or impede the Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code.

(t)  Risk Management Instruments. Neither EWBC nor any of its Subsidiaries are parties to or have they agreed to enter Derivatives Contracts or own securities that (i) are referred to generically as “structured notes,” “high risk mortgage derivatives,” “capped floating rate notes” or “capped floating rate mortgage derivatives” nor (ii) are likely to have changes in value as a result of interest or exchange rate changes that significantly exceed normal changes in value attributable to interest or exchange rate changes, except for those Derivatives Contracts and other instruments legally purchased or entered into in the ordinary course of business, consistent with safe and sound banking practices and regulatory guidance. All of such Derivatives Contracts or other instruments, are legal, valid and binding obligations of EWBC or its Subsidiaries, as the case may be, enforceable in accordance with their terms (except as enforcement may be limited by general principles of equity whether applied in a court of law or a court of equity and by bankruptcy, insolvency and similar laws affecting creditors’ rights and remedies generally), and are in full force and effect. EWBC and its Subsidiaries have duly performed in all material respects all of their material obligations thereunder to the extent that such obligations to perform have accrued; and, to EWBC’s and its Subsidiaries’ knowledge, there are no breaches, violations or defaults or allegations or assertions of such by any party thereunder which have had or could reasonably be expected to have a Material Adverse Effect on EWBC or any of its Subsidiaries.

(u)  Books and Records. The books and records of EWBC and its Subsidiaries have been fully, properly and accurately maintained in all material respects, and there are no material inaccuracies or discrepancies of any kind contained or reflected therein, and they fairly present the financial position of EWBC and its Subsidiaries.

(v)  Allowance For Loan Losses. EWB’s ALL is, and shall be as of the Effective Date, in compliance with EWB’s existing methodology for determining the adequacy of its ALL as well as the standards established by applicable Governmental Authorities and the Financial Accounting Standards Board and is and shall be adequate under all such standards.

(w)  Trust Business. EWB does not have trust powers.

(x)  Real Property.

(i)  None of the real property or premises owned on the date hereof, in whole or in part by EWBC or its Subsidiaries and the real property or premises leased in whole or in part by EWBC or its Subsidiaries have been condemned or otherwise taken by any public authority and no condemnation or taking is threatened or contemplated and none thereof is subject to any claim, contract or law which might affect its use or value for the purposes now made of it. None of the premises or properties of EWBC or its Subsidiaries are subject to any current or potential interests of third parties or other restrictions or limitations that would impair or be inconsistent in any material respect with the current use of such property by EWBC or its Subsidiaries, as the case may be.

(ii)  Each of the leases referred to in Section 5.05(x)(i) is valid and existing and in full force and effect, and no party thereto is in default and no notice of a claim of default by any party has been delivered to EWBC or its Subsidiaries or is now pending, and there does not exist any event that with notice or the passing of time, or both, would constitute a default or excuse performance by any party thereto, provided that with respect to matters relating to any party other than EWBC and its Subsidiaries, the foregoing representation is based on the knowledge of EWBC and the knowledge of EWB.

(y)  Title. EWBC and its Subsidiaries have good title to their properties and assets (other than (i) property as to which EWBC or its Subsidiaries is lessee and (ii) real estate owned as a result of foreclosure, transfer in lieu of foreclosure or other transfer in satisfaction of a debtor’s obligation previously contracted) except (1) statutory Liens not yet delinquent which are being contested in good faith by appropriate proceedings, and Liens for taxes not yet due, (2) pledges of assets in the ordinary course of business to secure public deposits, (3) for those assets and properties disposed of for fair value in the ordinary course of business since the date of EWB’s call report dated as of and for the quarter ended March 31, 2005 and (4) defects and irregularities of title and encumbrances that do not materially impair the use thereof for the purposes for which they are held.

(z)  Intellectual Property. EWBC and its Subsidiaries own or possess valid and binding licenses and other rights to use (without payment) all material trade secrets, trade names, trademarks, service marks, inventions and processes used in their respective businesses; and neither EWBC nor any of its Subsidiaries have received notice of conflict with respect thereto that asserts a right of others. EWBC and its Subsidiaries have in all material respects performed all the obligations required to be performed by them and are not in default in any material respect under any contract, agreement, arrangement or commitment relating to any of the foregoing.

ARTICLE VI
COVENANTS

SECTION 6.01   Reasonable Best Efforts. Subject to the terms and conditions of this Agreement, each of EWBC, EWB, UNB and the Principal Shareholder agrees to use their reasonable best efforts in good faith to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper or desirable, or advisable under applicable laws, so as to permit consummation of the Merger as promptly as practicable and otherwise to enable consummation of the transactions contemplated hereby, including the satisfaction of the conditions set forth in Article VII hereof, and shall cooperate fully with the other parties hereto to that end.

SECTION 6.02   Private Placement and SEC Form S-3 Registration. The EWBC Common Stock to be exchanged for the UNB Common Stock shall be issued pursuant to Regulation D and Rule 506 of the Securities Act. As expeditiously as practicable after the Effective Time, and in any event within thirty (30) days after the Effective Time, EWBC shall:

(a)  Prepare and file with the SEC a registration statement under the Securities Act covering the resale of the EWBC Common Stock issued pursuant to the Agreement and the Merger hereunder (the “Registration Statement”) and use its best efforts to cause such Registration Statement to become and remain effective for two years from the Effective Time and shall use its best efforts to comply with the rules and regulations of the SEC in preparing and filing such Registration Statement;

(b)  Prepare and file with the SEC such amendments and post-effective amendments to the Registration Statement as may be necessary to keep the Registration Statement effective for a period of not less than one year from the date of issuance of the EWB Common covered by such Registration Statement;

(c)  Make every reasonable effort to obtain the withdrawal of any order suspending the effectiveness of the Registration Statement at the earliest practicable time;

(d)  On or prior to the date on which the Registration Statement is declared effective, use its best efforts to register or qualify the EWBC Common Stock covered by such Registration Statement under all applicable state laws;

(e)  Use its reasonable best efforts to list, on the Nasdaq the shares of EWBC Common Stock to be issued to the Shareholders in the Merger.

All of the costs and expenses of each registration hereunder will be borne by EWBC, including all registration and filing fees, the fees and expenses of EWBC’s counsel and accountants.

SECTION 6.03   Press Releases. EWBC, UNB and the Principal Shareholder shall consult with each other before issuing any press release with respect to the Merger or this Agreement and shall not issue any such press release or make any such public statements without the prior consent of the other party, which shall not be unreasonably withheld; provided, however, that a party may, without the prior consent of the other party (but after such consultation, to the extent practicable in the circumstances), issue such press release or make such public statements as may upon the advice of outside counsel be required by law or the rules or regulations of Nasdaq. EWBC and UNB shall cooperate to develop all public announcement materials and make appropriate management available at presentations related to the transactions contemplated by this Agreement as reasonably requested by the other party.

SECTION 6.04   Access; Information.

(a)  UNB agrees that upon reasonable notice and subject to applicable laws relating to the exchange of information, it shall afford EWBC and EWBC’s officers, employees, counsel, accountants and other authorized representatives such access during normal business hours throughout the period prior to the Effective Time to the books, records (including, without limitation, Tax Returns and work papers of independent auditors), properties and personnel and to such other information as EWBC may reasonably request and, during such period, it shall furnish promptly to EWBC all information concerning its business, properties and personnel as EWBC may reasonably request.

(b)  Without limiting the generality of Section 6.04(a), prior to the Effective Time, EWBC and its respective representatives shall have the right to conduct a review to determine (i) that the assets, books, records and operations of UNB are in satisfactory condition and will not in a material way adversely impact EWBC after consummation of the transactions contemplated hereby and (ii) the accuracy of the representations and warranties and the satisfaction of the conditions to closing as provided hereunder.

(c)  UNB agrees that, subject to applicable laws, it shall cooperate in good faith with EWBC on mutually agreed operating issues which the parties agree have priority.

(d)  EWBC agrees that, upon reasonable notice and subject to applicable laws relating to the exchange of information, it shall afford UNB and its authorized representatives such access to EWBC’s books and records as UNB may reasonably request.

(e)  Each party agrees that it will not, and will cause its representatives not to, use any information obtained pursuant to this Section 6.04 (as well as any other information obtained prior to the date hereof in connection with the entering into of this Agreement) for any purpose unrelated to the consummation of the transactions contemplated by this Agreement. Subject to the requirements of law, each party shall keep confidential, and shall cause its representatives to keep confidential, all information and documents obtained pursuant to this Section 6.04 (as well as any other information obtained prior to the date hereof in connection with the entering into of this Agreement) unless such information (i) was already known to such party, (ii) becomes available to such party from other sources not known by such party to be bound by a confidentiality obligation, (iii) is disclosed with the prior written approval of the party to which such information pertains or (iv) is or becomes readily ascertainable from publicly available sources. In the event that this Agreement is terminated or the transactions contemplated by this Agreement shall otherwise fail to be consummated, (A) each party shall promptly cause all copies of documents or extracts thereof containing information and data as to another party hereto to be returned to the party which furnished the same; (B) neither UNB or the Principal Shareholder, on the one hand, nor EWBC or EWB, on the other hand, shall, and each of the parties shall cause its respective representatives not to, use any confidential information to solicit customers of the other party; and (C) for one year after such termination, neither UNB or the Principal Shareholder, on the one hand, nor EWBC or EWB, on the other hand, shall, and each of the parties shall cause its respective representatives not to, solicit the services of any employee of such other party for purposes of engaging them as an employee, agent, consultant or independent contractor of such soliciting party, provided, however, that neither party will be barred from retaining the services, in any capacity, of any current employee of the other party in the event such employee approaches such party with the intent of securing employment with such party. Notwithstanding the foregoing, nothing herein shall prevent the parties hereto from any general advertising or recruitment activities not directed specifically at the employees of the other party hereto. No investigation by any party of the business and affairs of any other party shall affect or be deemed to modify or waive any representation, warranty, covenant or agreement in this Agreement, or the conditions to any party’s obligation to consummate the transactions contemplated by this Agreement.

SECTION 6.05   Affiliate Letter and Investor Letter. Principal Shareholder shall deliver to EWBC, no later than 20 days prior to the Effective Date, (i) the Investor Letter, and (ii) as an “affiliate” of UNB within the meaning of Rule 145 promulgated by the SEC under the Securities Act or SEC Accounting Releases 130 and 135, an affiliate letter, substantially in the form of Exhibit F hereto (the “Affiliate Letter”).

SECTION 6.06   Acquisition Proposals. Principal Shareholder agrees not to and UNB agrees that their officers or directors shall not, and Principal Shareholder and UNB agree they shall direct and use their reasonable best efforts to cause their employees, agents and representatives not to, directly or indirectly, initiate, solicit or otherwise encourage any inquiries or the making of any proposal or offer with respect to a merger, reorganization, share exchange, consolidation or similar transaction involving, or any purchase of all or substantially all of the assets of UNB or more than 10% of the outstanding equity securities, of UNB (any such proposal or offer being hereinafter referred to as an “Acquisition Proposal”). Principal Shareholder and UNB further agree that neither Principal Shareholder nor UNB nor any of their officers and directors shall, and that they shall direct and use their reasonable best efforts to cause their employees, agents and representatives not to, directly or indirectly, engage in any negotiations concerning, or provide any confidential information or data to, or have any discussions with, any Person relating to an Acquisition Proposal, or otherwise facilitate any effort or attempt to make or implement an Acquisition Proposal. UNB agrees that it will immediately cease and cause to be terminated any existing activities, discussions or negotiations with any parties conducted heretofore with respect to any Acquisition Proposals.  UNB agrees that it will take the necessary steps to promptly inform the individuals referred to in the foregoing sentence of the obligations undertaken in this Section 6.06.  UNB agrees that it will notify EWBC promptly, but in no event later than the second succeeding Business Day, if any such inquiries, proposals or offers are received by, any such information is requested from, or any such discussions or negotiations are sought to be initiated or continued with, any of its representatives, indicating, in connection with such notice, the name of such Person and the material terms and conditions of any proposal or offer.

SECTION 6.07   Certain Policies. Prior to the Effective Date, UNB shall, consistent with GAAP and applicable banking laws and regulations, modify or change its loan, OREO, accrual, reserve, tax, litigation and real estate valuation policies and practices (including loan classifications and levels of reserves) so as to be applied on a basis that is consistent with that of EWBC.

SECTION 6.08   Regulatory Applications.

(a)  Each of EWBC and the UNB shall cooperate and use their respective reasonable best efforts to prepare and file, or cause to be filed, all documentation, to effect all necessary notices, reports and other filings and to obtain all permits, consents, approvals and authorizations necessary or advisable to be obtained from any third parties and/or Governmental Authorities in order to consummate the Merger or any of the other transactions contemplated by this Agreement; and any initial filings with Governmental Authorities (other than the Registration Statement) shall be made by EWBC as soon as reasonably practicable after the execution hereof but, provided that UNB has cooperated as described above, in no event later than 45 days after the date hereof.  Each of EWBC and UNB shall have the right to review in advance, and to the extent practicable each shall consult with the other, in each case subject to applicable laws relating to the exchange of information, with respect to all material written information submitted to any third party and/or any Governmental Authority in connection with the Merger and the other transactions contemplated by this Agreement.  In exercising the foregoing right, each of such parties agrees to act reasonably and as promptly as practicable.  Each party hereto agrees that it shall consult with the other parties hereto with respect to the obtaining of all material permits, consents, approvals and authorizations of all third parties and/or Governmental Authorities necessary or advisable to consummate the transactions contemplated by this Agreement and each party shall keep the other parties apprised of the status of material matters relating to completion of the transactions contemplated hereby (including promptly furnishing the other with copies of notices or other communications received by EWBC or UNB, as the case may be, from any third party and/or Governmental Authority with respect to the Merger and the other transactions contemplated by this Agreement).

(b)  Each party agrees, upon request, to furnish the other parties with all information known to it (which knowledge shall be deemed to include knowledge which could be acquired after reasonable due inquiry) concerning itself, its Subsidiaries, directors, advisory directors, officers and shareholders and such other matters as may be reasonably necessary or advisable in connection with any filing, notice or application made by or on behalf of such other parties to any third party or Governmental Authority.

SECTION 6.09   Indemnification by EWBC.

(a)  Following the Effective Time, EWBC or EWB shall indemnify, defend and hold harmless each present and former director and officer of UNB (each, an “Indemnified Party”) against all costs or expenses (including reasonable attorneys’ fees), judgments, fines, losses, claims, damages or liabilities (collectively, “Costs”) incurred in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of actions or omissions occurring at or prior to the Effective Time (including, without limitation, the transactions contemplated by this Agreement, or any related agreement, but excluding any Costs arising out of any violation or alleged violation of the Exchange Act or the rules and regulations thereunder) to the same extent as directors or officers under the EWB Articles and the EWB By-Laws, as in effect on the date hereof; provided that any determination required to be made with respect to whether an officer’s or director’s conduct complies with the standards set forth in the EWB Articles or the EWB By-Laws shall be made by independent counsel selected by EWBC and reasonably acceptable to the Indemnified Party; and provided, further, that in the absence of judicial precedent to the contrary, such counsel, in making such determination, shall presume such officer’s or director’s conduct complied with such standard and EWBC shall have the burden to demonstrate that such officer’s or director’s conduct failed to comply with such standard.

For a period of one year from the Effective Time, EWBC shall use its commercially reasonable efforts to provide that portion of director’s and officer’s liability insurance that serves to reimburse the present and former officers and directors (determined as of the Effective Time) of UNB (as opposed to the portion that serves to reimburse UNB) with respect to claims against such directors and officers arising from facts or events which occurred before the Effective Time, which insurance shall contain at least the same coverage and amounts, and contain terms and conditions no less advantageous, as that coverage currently provided by UNB; provided, however, that if EWBC is unable to maintain or obtain the insurance called for by this Section 6.09(a) without exceeding the aggregate $200,000 limit on Transaction Expenses, EWBC shall use its commercially reasonable efforts to obtain as much comparable insurance as is available; provided, further, that officers and directors of UNB may be required to make application and provide customary representations and warranties to EWBC’s insurance carrier for the purpose of obtaining such insurance.

(b)  Any Indemnified Party wishing to claim indemnification under Section 6.09(a), upon learning of any claim, action, suit, proceeding or investigation described above, shall promptly notify EWBC thereof; provided that the failure so to notify shall not affect the obligations of EWBC under Section 6.09(a) unless and to the extent that EWBC is actually prejudiced as a result of such failure. In the event of any such claim, action, suit, proceeding or investigation (whether arising before or after the Effective Time), (i) EWBC shall have the right to assume the defense thereof and EWBC shall not be liable to such Indemnified Party for any legal expenses or other counsel or any other expenses subsequently incurred by such Indemnified Party in connection with the defense thereof, provided, however, that any Indemnified Party shall have the right to employ counsel to represent such Indemnified Party if (A) the Indemnified Party and EWBC shall have so mutually agreed; (B) EWBC has failed within a reasonable time to retain counsel; (C) the Indemnified Party shall have reasonably concluded that there may be legal defenses available to it that are different from or in addition to those available to EWBC; or (D) the named parties in any such proceeding (including any impleaded parties) include both the Indemnified Party, on the one hand, and EWBC or any of its Subsidiaries, on the other hand, and representation of both sets of parties by the same counsel would be inappropriate due to actual or potential differing interests between them, and in any such events the fees and expenses of such separate counsel shall be paid by EWBC; (ii) the Indemnified Party will cooperate in the defense of any such matter and (iii) EWBC shall not be liable for any settlement effected without its prior written consent, which consent shall not be unreasonably withheld, conditioned or delayed; provided, further, that EWBC shall not have any obligation hereunder to any Indemnified Party if and when a court of competent jurisdiction shall ultimately determine, and such determination shall have become final, that the indemnification of such Indemnified Party in the manner contemplated hereby is prohibited by applicable law.

(c)  For a period of one (1) year following the Effective Time, EWBC and EWB shall indemnify, defend and hold harmless the Principal Shareholder from and against all Costs incurred by the Principal Shareholder resulting from or arising out of any inaccuracy in or any breach of any representation, warranty, or covenant of EWBC or its Subsidiaries contained in Section 5.05 of this Agreement.

(d)  Promptly after receipt by the Principal Shareholder of notice of any demand, claim or circumstances which, with the lapse of time, would give rise to a claim or the commencement (or threatened commencement) of any action, proceeding or investigation that may result in the incurrence of such Costs, the Principal Shareholder shall promptly provide EWBC notice of such demand or claim; provided that the failure so to notify shall not affect the obligations of EWBC under Section 6.09(c) unless and to the extent that EWBC is actually prejudiced as a result of such failure. In the event of any such claim, action, suit, proceeding or investigation (whether arising before or after the Effective Time), (i) EWBC shall have the right to assume the defense thereof and EWBC shall not be liable to the Principal Shareholder for any legal expenses or other counsel or any other expenses subsequently incurred by the Principal Shareholder in connection with the defense thereof, provided, however, that the Principal Shareholder shall have the right to employ counsel to represent the Principal Shareholder if (A) the Principal Shareholder and EWBC shall have so mutually agreed; (B) EWBC has failed within a reasonable time to retain counsel; (C) the Principal Shareholder shall have reasonably concluded that there may be legal defenses available to it that are different from or in addition to those available to EWBC; or (D) the named parties in any such proceeding (including any impleaded parties) include both the Principal Shareholder, on the one hand, and EWBC, on the other hand, and representation of both sets of parties by the same counsel would be inappropriate due to actual or potential differing interests between them, and in any such events the fees and expenses of such separate counsel shall be paid by EWBC; (ii) the Principal Shareholder will cooperate in the defense of any such matter and (iii) EWBC shall not be liable for any settlement effected without its prior written consent which shall not be unreasonably withheld, conditioned, or delayed; provided, further, that EWBC shall not have any obligation hereunder to the Principal Shareholder if and when a court of competent jurisdiction shall ultimately determine, and such determination shall have become final, that the indemnification of the Principal Shareholder in the manner contemplated hereby is prohibited by applicable law.

(e)  If EWBC or any of its successors or assigns shall (i) consolidate with or merge into any other entity and shall not be the continuing or surviving entity of such consolidation or merger or (ii) transfer all or substantially all of its assets to any other entity, then and in each case, proper provision shall be made so that the successors and assigns of EWBC shall assume the obligations set forth in this Section 6.09.

SECTION 6.10   Indemnification by Principal Shareholder.

(a)  Principal Shareholder shall indemnify, defend and hold harmless EWBC and EWB (and their respective directors, officers, employees, representatives and assigns) from and against all Costs incurred by EWBC or EWB resulting from or arising out of any inaccuracy in or any breach of any representation or warranty of the Principal Shareholder contained in Section 5.04 of this Agreement.

(b)  Promptly after receipt by EWBC of notice of any demand, claim or circumstances which, with the lapse of time, would give rise to a claim or the commencement (or threatened commencement) of any action, proceeding or investigation that may result in the incurrence of such Costs, EWBC shall promptly provide the Principal Shareholder notice of such demand or claim; provided that the failure so to notify shall not affect the obligations of the Principal Shareholder under Section 6.10(a) unless and to the extent that the Principal Shareholder is actually prejudiced as a result of such failure. In the event of any such claim, action, suit, proceeding or investigation (whether arising before or after the Effective Time), (i) the Principal Shareholder shall have the right to assume the defense thereof and the Principal Shareholder shall not be liable to EWBC for any legal expenses or other counsel or any other expenses subsequently incurred by the Principal Shareholder in connection with the defense thereof, provided, however, that EWBC shall have the right to employ counsel to represent EWBC if (A) EWBC and the Principal Shareholder shall have so mutually agreed; (B) EWBC has failed within a reasonable time to retain counsel; (C) EWBC shall have reasonably concluded that there may be legal defenses available to it that are different from or in addition to those available to the Principal Shareholder; or (D) the named parties in any such proceeding (including any impleaded parties) include both EWBC, on the one hand, and the Principal Shareholder, on the other hand, and representation of both sets of parties by the same counsel would be inappropriate due to actual or potential differing interests between them, and in any such events the fees and expenses of such separate counsel shall be paid by the Principal Shareholder; (ii) EWBC will cooperate in the defense of any such matter and (iii) the Principal Shareholder shall not be liable for any settlement effected without its prior written consent which shall not be unreasonably withheld, conditioned, or delayed; provided, further, that the Principal Shareholder shall not have any obligation hereunder to EWBC if and when a court of competent jurisdiction shall ultimately determine, and such determination shall have become final, that the indemnification of EWBC in the manner contemplated hereby is prohibited by applicable law.

SECTION 6.11   Benefit Plans.

(a)  Prior to the Effective Time, UNB shall take all action necessary to terminate any and all 401(k) Plans UNB maintains and any other Benefit Plan that EWB may specify.

(b)  EWB agrees that as of and following the Effective Time, the employees of UNB as of the Effective Time who are offered and who accept employment with EWBC or EWB (the “Former UNB Employees”) shall be eligible to participate in EWBC’s or EWB’s employee benefit plans in which the similarly situated employees of EWBC or EWB participate, to the same extent as such similarly situated employees of EWBC or EWB participate.

(c)  With respect to each employee benefit plan, program, policy or arrangement maintained by EWBC or EWB for the benefit of current employees of EWBC or EWB (each such plan, program, policy or arrangement, an “EWB Plan”), EWBC and EWB agrees that for purposes of determining eligibility to participate and vesting (but not for benefit accrual purposes), service with UNB shall be treated as service with EWBC or with EWB; provided, however, that such service shall not be recognized to the extent that such recognition would result in a duplication of benefits. To the extent permitted by any insurer of an EWB Plan, EWB shall cause such EWB Plan to waive (i) any pre-existing condition restriction that did not apply under the terms of any analogous Benefit Plan immediately prior to the Effective Time and (ii) any waiting period limitation or evidence of insurability requirement which would otherwise be applicable to a Former UNB Employee on or after the Effective Time to the extent such Former UNB Employee had satisfied any similar limitation or requirement under an analogous Benefit Plan prior to the Effective Time and shall cause such EWB Plan to give each Former UNB Employee credit for amounts paid under any analogous Benefit Plan for purposes of applying deductibles, co-payments and out-of-pocket maximums as though such amounts had been paid in accordance with the terms and conditions of the EWB Plan.

SECTION 6.12   Future Employment.

(a)  EWB shall have the right but not the obligation to offer employment immediately following the Effective Time to any and all persons who are expected to be officers and employees of UNB immediately before the Effective Time. UNB will provide EWBC and EWB with information regarding such persons’ current employment arrangements with UNB and will otherwise assist EWBC and EWB in making such offers.

(b)   UNB shall establish an employee severance plan (the "New Plan") that is acceptable to EWB for UNB employees whose positions are eliminated and who do not accept other mutually agreeable employment with EWB.  The New Plan shall replace and be in lieu of any existing employee severance policies of UNB.  All severance payments under the New Plan shall provide for the execution of a severance agreement satisfactory to EWB as a condition to receipt of payments, which shall provide for (i) release of claims, (ii) confidentiality of information, and (iii) no solicitation of EWB customers or employees for a period of one year after the Effective Time.

SECTION 6.13   Notification of Certain Matters. Each of UNB and EWBC shall give prompt notice to the other of any fact, event or circumstance known to it that (i) is reasonably likely, individually or taken together with all other facts, events and circumstances known to it, to result in any Material Adverse Effect with respect to it or (ii) would cause or constitute a material breach of any of its representations, warranties, covenants or agreements contained herein.

SECTION 6.14   Human Resources Issues. UNB agrees to cooperate with EWB with respect to any formal meetings or interviews with one or more employees called or arranged by UNB and held for the purpose of discussing the transactions contemplated by this Agreement or their effect on such employees, with EWB given the opportunity to participate in such meetings or interviews. This section is not intended to apply to casual conversations about the transaction or informal meetings initiated by employees, or to prohibit discussion in general, but rather to allow EWB a role in the formal presentation of the transaction to employees, and an opportunity to participate in the significant, formal meetings at which the transaction is explained and discussed.

SECTION 6.15   Assistance with Third-Party Agreements.

(a)  UNB shall cooperate with and use all commercially reasonable efforts to assist EWB in (i) gaining access to and obtaining any required consents from all of its third-party vendors, landlords of all of their leased properties and other parties to material agreements, promptly after the date of this Agreement, and (ii) obtaining the cooperation of such third parties in a smooth transition in accordance with EWB’s timetable at or after the Effective Time. UNB shall cooperate with EWB in minimizing the extent to which any contracts will continue in effect following the Effective Time, in addition to complying with the prohibition of Section 4.01(l) hereof.

(b)  Without limiting Section 6.15(a), UNB shall use all reasonable efforts to provide data processing and other processing support to assist EWB in performing all tasks reasonably required to result in a successful conversion of UNB data and other files and records to EWB’s production environment at such time as EWB requests or after the Effective Time. Among other things, UNB shall:

(i)  cooperate with EWB to establish a mutually agreeable project plan to effectuate the conversion;

(ii)  use its commercially reasonable efforts to have UNB’s outside contractors continue to support both the conversion effort and its needs until the conversion can be established;

(iii)  provide, or use its commercially reasonable efforts to obtain from any outside contractors, all data or other files and layouts requested by EWB for use in planning the conversion, as soon as reasonably practicable;

(iv)  provide reasonable access to personnel at corporate headquarters, data and other processing centers, all branches and, with the consent of outside contractors, at outside contractors, to enable the conversion effort to be completed on schedule; and

(v)  to the extent reasonably practicable, give notice of termination, conditioned upon the completion of the transactions contemplated hereby, of the contracts of outside data and other processing contractors or other third-party vendors when directed to do so by EWB.

(vi)  EWB agrees that all actions taken pursuant to this Section 6.15 shall be taken in a manner intended to minimize disruption to the customary business activities of UNB.

SECTION 6.16   Additional Agreements. In case at any time after the Effective Time any further action is necessary or desirable to carry out the purposes of this Agreement or to vest EWBC or EWB with full title to all properties, assets, rights, approvals, immunities and franchises of UNB, the proper officers and directors of each party to this Agreement shall take all necessary or appropriate action.

SECTION 6.17   Pre-Closing Adjustments. At or before the Effective Time, as determined by UNB and EWBC, UNB shall make such accounting entries or adjustments, including additions to its ALL and charge-offs of loans as EWBC shall direct as a result of its on-going review of UNB (including its review of the information provided to it pursuant to Sections 6.04 and 6.14) or in order to implement its plans following the Effective Time or to reflect expenses and costs related to the Merger; provided, however, that unless the adjustment would otherwise be required by applicable law, rule or regulation, or by regulatory accounting principles and GAAP applied on a basis consistent with the financial statements of UNB, (a) UNB shall not be required to take such actions more than one day prior to the Effective Time or prior to the time EWBC agrees in writing that all of the conditions to its obligation to close as set forth in Section 7.03 have been satisfied or waived and each of the approvals in Section 7.01(b) have been received, and (b) no such adjustment shall (i) require any filing with any Governmental Authority, (ii) violate any law, rule or regulation applicable to EWBC, (iii) otherwise materially disadvantage UNB if the Merger was not consummated or (iv) constitute or be deemed to be a breach, violation of or failure to satisfy any representation, warranty, covenant, condition or other provision of this Agreement or otherwise be considered in determining whether any such breach, violation or failure to satisfy shall have occurred.

SECTION 6.18   Tax Treatment of the Merger. The parties intend the Agreement to qualify as a tax-free reorganization for all U.S. federal income tax purposes. Each party will (and EWBC will cause each of its Subsidiaries to) both before and after the Effective Time (i) use reasonable efforts to cause the Agreement to so qualify; and (ii) refrain from taking any action that would reasonably be expected to cause the Agreement to fail to so qualify.

SECTION 6.19   Limit on Stock Offerings. EWBC shall not issue shares of EWBC Common Stock for a period of ninety (90) days following the Effective Time, except (i) as may be required by regulatory authorities or as may be anticipated to be needed to meet regulatory capital adequacy guidelines to be considered “well capitalized” or EWBC's internal minimum capital guidelines, (ii) upon exercise of stock options or warrants, outstanding prior to the Effective Time, to purchase EWBC Common Stock, or (iii) in the case of employees and directors, the issuance of stock or the issuance of stock upon exercise of stock options, consistent with past practices.

SECTION 6.20    Non-Solicitation & Confidentiality Agreements. UNB shall deliver to EWBC Non-Solicitation & Confidentiality Agreements, substantially in the form of Exhibit B hereto, executed by each of the Persons listed on Exhibit B-1, on or before the Effective Date.

ARTICLE VII
CONDITIONS TO CONSUMMATION OF THE MERGER

SECTION 7.01   Conditions to the Parties’ Obligations to Effect the Merger. The respective obligations of the parties hereto to consummate the Merger is subject to the fulfillment or written waiver by the parties hereto prior to the Effective Time of each of the following conditions:

(a)  Shareholder Approvals. This Agreement and the Merger have been duly approved by the affirmative written consents or the affirmative votes of the shareholders or boards of directors of UNB, EWB and EWBC in accordance with applicable law. Said approvals, including the Written Consent, shall continue in effect and shall not have been revoked.

(b)  Regulatory Approvals. All regulatory approvals required to consummate the transactions contemplated hereby, including the Merger, shall have been obtained and shall remain in full force and effect and all statutory waiting periods in respect thereof shall have expired and no such approvals shall contain any conditions, restrictions or requirements which the board of directors of EWBC reasonably determines in good faith would (i) following the Effective Time, have a Material Adverse Effect on EWBC and its Subsidiaries taken as a whole or (ii) reduce the benefits of the transactions contemplated hereby to such a degree that EWBC would not have entered into this Agreement had such conditions, restrictions or requirements been known at the date hereof.

(c)  No Injunction; No Litigation. No Governmental Authority of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any statute, rule, regulation, judgment, decree, injunction or other order (whether temporary, preliminary or permanent) which is in effect and prohibits consummation of the transactions contemplated by this Agreement.

(d)  Tax Opinion. UNB and EWBC shall have received the opinion of Manatt, Phelps & Phillips, LLP, dated the Effective Date, in form and substance reasonably satisfactory to UNB and EWBC, to the effect that, on the basis of facts, representations and assumptions set forth in such opinion, which are assumed in the opinion to be consistent with the state of facts existing at the Effective Time, the Merger more likely than not will be treated for federal income tax purposes as a reorganization under Section 368(a) of the Code. In rendering its opinion, Manatt, Phelps & Phillips, LLP, may require and rely upon representations contained in letters from EWBC, EWB, UNB or the Principal Shareholder and/or their officers or principal shareholders as are customary for such opinions.

SECTION 7.02   Conditions to Obligation of UNB and the Principal Shareholder to Effect the Merger. The obligation of UNB and the Principal Shareholder to consummate the Merger is also subject to the fulfillment or written waiver prior to the Effective Time of each of the following additional conditions:

(a)  Representations and Warranties; Agreements and Covenants. The representations and warranties of EWBC set forth in this Agreement shall be true and correct as of the date of this Agreement and as of the Effective Date as though made on and as of the Effective Date (except that representations and warranties that by their terms speak as of the date of this Agreement or some other date shall be true and correct as of such date). For purposes of this paragraph, such representations and warranties shall be deemed to be true and correct in all material respects unless the failure or failures of such representations and warranties to be true and correct in all material respects, either individually or in the aggregate, and without giving effect to any materiality, material adverse effect or similar qualifications set forth in such representations and warranties, will have or would reasonably be expected to have a Material Adverse Effect on EWBC. EWBC shall have performed, in all material respects, each of its covenants and agreements contained in this Agreement. UNB shall have received a certificate, dated the Effective Date, signed on behalf of EWBC and EWB by authorized executive officers of EWBC and EWB to such effect.

SECTION 7.03   Conditions to Obligation of EWBC. The obligation of EWBC and EWB to consummate the Merger is also subject to the fulfillment or written waiver prior to the Effective Time of each of the following conditions:

(a)  Representations and Warranties; Agreements and Covenants. The representations and warranties of the Principal Shareholder and UNB set forth in this Agreement shall be true and correct as of the date of this Agreement and as of the Effective Date as though made on and as of the Effective Date (except that representations and warranties that by their terms speak as of the date of this Agreement or some other date shall be true and correct as of such date). For purposes of this paragraph, such representations and warranties shall be deemed to be true and correct in all material respects unless the failure or failures of such representations and warranties to be true and correct in all material respects, either individually or in the aggregate, and without giving effect to any materiality, material adverse effect or similar qualifications set forth in such representations and warranties, will have or would reasonably be expected to have a Material Adverse Effect on UNB. UNB and the Principal Shareholder shall have performed, in all material respects, each of its covenants and agreements contained in this Agreement and EWBC and EWB shall have received a certificate from UNB, dated the Effective Date, signed by the Chief Executive Officer and the Chief Financial Officer of UNB to such effect.

(b)  UNB Disclosure Schedule. The UNB Disclosure Schedule shall be updated and made current as of the day prior to the Effective Date and a draft of the updated UNB Disclosure Schedule shall have been delivered to EWBC no later than 72 hours prior to the Effective Time; such update of the UNB Disclosure Schedule shall not in any way affect the representations and warranties set forth in Section 5.05 and 7.03(a). UNB shall have performed in all material respects, each of its covenants and agreements contained in this Agreement and EWBC shall have received a certificate, dated the Effective Date, signed by the Chief Executive Officer and the Chief Financial Officer of UNB, to the foregoing effect.

(c)  Performance of Obligations of UNB. UNB shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Effective Time, and EWBC and EWB shall have received a certificate, dated the Effective Date, signed on behalf of UNB by the Chief Executive Officer and the Chief Financial Officer of UNB to such effect.

(d)  Closing Financial Statements. At least five (5) Business Days prior to the Effective Date, UNB shall provide EWBC with UNB’s financial statements (the “Closing Financial Statements”) presenting the financial condition of UNB as of the close of business at the end of the month immediately preceding the month of the Effective Date (the “Measuring Date”) and UNB’s results of operations for the following periods: January 1, 2005 through the close of business on the Measuring Date; provided, however, that the Effective Date shall not occur prior to the tenth day of any calendar month, unless otherwise agreed by the parties hereto. Such financial statements shall have been prepared in all material respects in accordance with GAAP and regulatory accounting principles consistently applied and other applicable legal and accounting requirements, and reflect all period-end accruals and other adjustments. Such financial statements shall be accompanied by a certificate of UNB’s Chief Financial Officer, dated as of a date no earlier than two Business Days prior to the Effective Date, to the effect that such financial statements continue to reflect accurately, as of the date of the certificate, the financial condition of EWBC in all material respects.

(e)  Minimum ALL. As of the Measuring Date, UNB’s ALL, plus the amount of $432,785, shall not be less than the amount which is 0.92% of the value of total loans held by UNB valued as of Measuring Date, as determined in accordance with GAAP.

(f)  FIRPTA Certificate. UNB shall have furnished to EWB a certification that UNB is not a United States real property holding corporation, dated not more than 30 days prior to the Effective Date, in compliance with Treasury Regulations Sections 1.1445-2(c)(3) and 1.897-2(h), in a form reasonably satisfactory to EWB.

(g)  Consents. UNB shall have obtained each of the material consents listed in UNB Disclosure Schedule 5.03(k).

ARTICLE VIII
TERMINATION

SECTION 8.01   Termination by Mutual Consent. This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time by the mutual written consent of EWBC, EWB, and UNB by action of their respective boards of directors.

SECTION 8.02   Termination by Either EWBC, EWB or UNB.

(a)  This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time by action of the board of directors of either EWBC or EWB, on the one hand, or UNB, on the other hand, in the event:

(i)  The UNB Disclosure Schedule delivered after the date hereof contains a material adverse disclosure as determined in the sole discretion of the receiving party.

(ii)  The Merger is not consummated by December 31, 2005 except to the extent that the failure of the Merger then to be consummated arises out of or results from the knowing action or inaction of (A) the party seeking to terminate pursuant to this Section 8.02(a), or (B) any of the Shareholders (if UNB is the party seeking to terminate), which action or inaction is in violation of their obligations under this Agreement.

(iii)  The approval of any Governmental Authority required for consummation of the Merger and the other transactions contemplated by this Agreement shall have been denied by final and nonappealable action of such Governmental Authority or an application therefor shall have been permanently withdrawn at the invitation, request or suggestion of a Governmental Authority.

(b)  This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time:

(i)  by action of the EWBC Board: in the event of (A) a breach by UNB or the Principal Shareholder of any representation or warranty contained herein, which breach cannot be or has not been cured within 30 days after the giving of written notice to UNB or to the Principal Shareholder of such breach, (B) a material breach by UNB or the Principal Shareholder of any of the covenants or agreements contained herein, which breach cannot be or has not been cured within 30 days after the giving of written notice to UNB or the Principal Shareholder of such breach, (C) UNB or any of the other Persons described in Section 6.06 as affiliates, representatives or agents of UNB shall take any of the actions that would be proscribed by Section 6.06, or (D) UNB shall have breached Section 6.06 or the UNB Board shall have adopted any resolution inconsistent with its approval of this Agreement or the Merger, or failed to reconfirm its recommendation of this Agreement within five (5) Business Days after a written request by EWBC to do so or the Principal Shareholder has taken any action inconsistent with the execution of the Written Consent.

(ii)  by action of the UNB Board: in the event of (A) a breach by EWBC or EWB of any representation or warranty contained herein, which breach cannot be or has not been cured within 30 days after the giving of written notice to EWB of such breach, or (B) a material breach by EWBC or EWB of any of the covenants or agreements contained herein, which breach cannot be or has not been cured within 30 days after the giving of written notice to EWBC and EWB of such breach, or (C) the EWBC Board shall have adopted any resolution inconsistent with its approval of this Agreement or the Merger, or failed to reconfirm its recommendation of this Agreement within five (5) Business Days after a written request by UNB to do so.

(c)  For purposes of Section 8.02(b), the representations and warranties contained herein shall be deemed to have been breached by either the Principal Shareholder, UNB, EWBC or EWB only if the failure of such representations and warranties to be true and correct, either individually or in the aggregate, and without giving effect to any materiality, material adverse effect or similar qualifications set forth in such representations and warranties, will have or would reasonably be expected to have a Material Adverse Effect on the breaching party.

SECTION 8.03   Effect of Termination and Abandonment.

(a)  In the event of termination of this Agreement and the abandonment of the Merger pursuant to this Article VIII, this Agreement (other than as set forth in Section 9.01) shall become void and of no effect with no liability or further obligation on the part of any party hereto (or of any of its directors, officers, employees, agents, legal and financial advisors or other representatives); provided, however, except as otherwise provided herein, no party shall otherwise be relieved of any liability or damages resulting from any breach of this Agreement.

(b)  In the event that this Agreement is terminated by EWBC pursuant to Section 8.02(b)(i), then, no later than two (2) Business Days following the expiration of the Waiting Period, the Escrow Agent shall pay a termination fee to EWB, representing liquidated damages, of $3,000,000 (the “UNB Termination Fee”) by wire transfer of immediately available funds to the EWB Account.

(c)  In the event that this Agreement is terminated by UNB pursuant to Section 8.02(b)(ii), then, no later than two (2) Business Days following the expiration of the Waiting Period, the Escrow Agent shall pay a termination fee to UNB, representing liquidated damages, of $3,000,000 (the “EWB Termination Fee”) by wire transfer in immediately available funds to the UNB Account.

(d)  UNB and EWBC agree that the agreements contained in paragraphs (b) and (c) above are an integral part of the transactions contemplated by this Agreement, that without such agreements EWBC and UNB would not have entered into this Agreement, and that such amounts specified therein do not constitute a penalty.  If the applicable party fails to promptly pay to the other party the amounts due under paragraph (b) or (c) above within the time period specified therein, the party required to make payment thereunder shall pay all costs and expenses (including attorneys’ fees) incurred by the other party in connection with any action, including the filing of any lawsuit, taken to collect payment of such amounts, together with interest on the amount of any such unpaid amounts at the publicly announced prime rate of EWB from the date such amounts were required to be paid.

SECTION 8.04   Escrow. UNB and EWB shall establish an account with the Escrow Agent (the “Escrow”) in which the UNB Termination Fee and the EWB Termination Fee shall be deposited concurrently with the execution of this Agreement. UNB and EWB have each earmarked and segregated $3,000,000 for deposit into the Escrow.

ARTICLE IX
MISCELLANEOUS

SECTION 9.01   Survival. All representations, warranties, agreements and covenants contained in this Agreement shall survive for one year following the Effective Time (other than Sections 6.09, 6.10, 6.11, 6.12, and 6.19 and this Article IX, which shall survive the Effective Time indefinitely unless otherwise specifically provided therein) or the termination of this Agreement if this Agreement is terminated prior to the Effective Time (other than Sections 6.04(e), 8.03 and this Article IX, which shall survive any such termination).

SECTION 9.02   Waiver; Amendment. Prior to the Effective Time, any provision of this Agreement may be (i) waived in whole or in part by the party benefited by the provision or by both parties or (ii) amended or modified at any time, by an agreement in writing between the parties hereto executed in the same manner as this Agreement.

SECTION 9.03   Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed to constitute an original but all of which together shall constitute one and the same instrument.

SECTION 9.04   Governing Law, Jurisdiction and Venue. This Agreement shall be governed by, and interpreted in accordance with, the laws of the State of California (however, not to the exclusion of any applicable Federal law), without regard to California statutes or judicial decisions regarding choice of law questions. The parties hereby irrevocably submit to the jurisdiction of the courts of the State of California and the federal courts of the United States of America located in the Southern District of the State of California solely in respect of the interpretation and enforcement of the provisions of this Agreement and of the documents referred to in this Agreement, and in respect of the transactions contemplated herein and therein, and hereby waive, and agree to assert, as a defense in any action, suit or proceeding for the interpretation or enforcement hereof or of any such documents, that it is not subject thereto or that such action, suit or proceeding may not be brought or is not maintainable in said courts or that the venue thereof may not be appropriate or that this Agreement or any such document may not be enforced in or by such courts, and the parties hereto irrevocably agree that all claims with respect to such action or proceeding shall be heard and determined in such California state or federal court. The parties hereby consent to and grant any such court jurisdiction over the person of such parties and over the subject matter of such dispute and agree that mailing of process or other papers in connection with any such action or proceeding in the manner provided in Section 9.06 or in such other manner as may be permitted by law, shall be valid and sufficient service thereof.

SECTION 9.05   Expenses. Each party hereto will bear all expenses incurred by it in connection with this Agreement and the transactions contemplated hereby.

SECTION 9.06   Notices. All notices, requests and other communications hereunder to a party shall be in writing and shall be deemed given if personally delivered, telecopied (with confirmation) or mailed by registered or certified mail (return receipt requested) to such party at its address set forth below or such other address as such party may specify by notice to the parties hereto.

If to UNB:
United National Bank
2090 Huntington Drive
San Marino, CA 91108
Attention: Edward Lo, Chairman of the Board and Chief Executive Officer
Telephone: (213) 430-2020
Facsimile: (213) 533-8077

With a copy to:
Stephanie E. Allen, Esq.
McAndrews, Allen & Matson
2040 Main Street, 14th Floor
Irvine, CA 92614
Telephone: (949) 955-3427
Facsimile: (949) 955-3723

If to Principal Shareholder:
T.Y. Tsai
c/o Stephanie E. Allen, Esq.
McAndrews, Allen & Matson
2040 Main Street, 14th Floor
Irvine, CA 92614
Telephone: (949) 955-3427
Facsimile: (949) 955-3723
With a copy to:
Stephanie E. Allen, Esq.
McAndrews, Allen & Matson
2040 Main Street, 14th Floor
Irvine, CA 92614
Telephone: (949) 955-3427
Facsimile: (949) 955-3723

If to EWBC or EWB to:
Douglas P. Krause, Esq.
Executive Vice President, General Counsel and Corporate Secretary
East West Bancorp, Inc.
415 Huntington Drive
San Marino, CA 91108
Telephone: (626) 583-3587
Facsimile: (626) 799-2799

With a copies to:
Gordon M. Bava, Esq., and
T.J. Grasmick, Esq.
Manatt, Phelps & Phillips, LLP
                1355 W. Olympic Boulevard
    Los Angeles, CA 90064
Telephone: (310) 312-4205
Facsimile: (310) 312-4224

SECTION 9.07   Entire Understanding; No Third Party Beneficiaries. This Agreement, the Disclosure Schedules attached hereto and incorporated herein, and the exhibits to the Agreement represent the entire understanding of the parties hereto and thereto with reference to the transactions contemplated hereby and thereby and this Agreement, the Disclosure Schedules attached hereto and incorporated herein, and the exhibits to the Agreement, supersede any and all other oral or written agreements heretofore made. Except for Sections 6.09 and 6.11, nothing in this Agreement, expressed or implied, is intended to confer upon any Person, other than the parties hereto or their respective successors, any rights, remedies, obligations or liabilities under or by reason of this Agreement.

SECTION 9.08   Effect. No provision of this Agreement shall be construed to require UNB, EWBC, EWB or any Subsidiaries, affiliates or directors of any of them to take any action or omit to take any action which action or omission would violate applicable law (whether statutory or common law), rule or regulation.

SECTION 9.09   Severability. Except to the extent that application of this Section 9.09 would have a Material Adverse Effect on UNB, EWBC or EWB, any term or provision of this Agreement which is invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement or affecting the validity or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction. If any provision of this Agreement is so broad as to be unenforceable, the provision shall be interpreted to be only so broad as is enforceable.

SECTION 9.10   Enforcement of the Agreement. The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any court of the United States or any state having jurisdiction, this being in addition to any other remedy to which they are entitled at law or in equity.

SECTION 9.11   Interpretation. When a reference is made in this Agreement to Sections, Exhibits or Disclosure Schedules, such reference shall be to a Section of, or Exhibit or Disclosure Schedule to, this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and are not part of this Agreement. Whenever the words “include”, “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation”.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed in counterparts by their duly authorized officers, all as of the day and year first above written.

EAST WEST BANCORP, INC.	EAST WEST BANK
By:	By:
Name:	Name:
Title:	Title:

PRINCIPAL SHAREHOLDER	UNITED NATIONAL BANK

By:
T.Y. Tsai	Name: Edward Lo
Title: Chairman and Chief Executive Officer

EXHIBIT D

AGREEMENT OF MERGER

THIS AGREEMENT OF MERGER (the “Agreement of Merger”) is made and entered into as of this    day of   , 2005, by and between East West Bank (“EWB”) and United National Bank (“UNB”), in connection with the transactions described in that certain Agreement and Plan of Merger, dated as of June 29, 2005 (the “Agreement and Plan of Merger”), by and among, EWB, UNB, East West Bancorp, Inc. (“EWBC”), and T.Y. Tsai, principal shareholder of UNB. Terms not otherwise defined herein shall have the meaning given them in the Agreement and Plan of Merger.

RECITALS

1. UNB is a national banking association duly organized, validly existing and in good standing under the laws of the United States and is authorized by the Comptroller of the Currency to conduct a general banking business, with authorized capital of 5,000,000 shares of $5 par value common stock (“UNB Common Stock”), of which, on the date hereof, there are 4,400,000 shares issued and outstanding.

2. EWB is a corporation duly organized, validly existing and in good standing under the laws of the State of California, with authorized capital of 50,000,000 shares of common stock, no par value (“EWB Common Stock”) of which, on the date hereof, there are 23,775,000 shares issued and outstanding, all of which are owned by EWBC, the parent corporation of EWB.

3. The respective Boards of Directors of EWB and UNB deem it desirable and in the best interests of their respective corporations and stockholders that UNB be merged with and into EWB as provided in this Agreement of Merger pursuant to the laws of the State of California (the “Merger”) and that EWB be the surviving corporation (“Surviving Bank”).

NOW, THEREFORE, in consideration of the premises and of the mutual covenants and agreements herein set forth and for the purpose of prescribing the terms and conditions of such Merger, the parties hereto agree as follows:

ARTICLE I
THE MERGER

Upon consummation of the Merger at the Effective Time (as defined in Article VIII hereof), UNB shall be merged with and into EWB, which shall thereupon be the Surviving Bank, and the separate corporate existence of UNB shall cease.

ARTICLE II
NAME

The name of the Surviving Bank shall be “East West Bank”.

ARTICLE III
ARTICLES OF INCORPORATION

The Articles of Incorporation of EWB as in effect immediately prior to the Effective Time shall, at and after the Effective Time, continue to be the Articles of Incorporation of the Surviving Bank.

ARTICLE IV
BYLAWS

The Bylaws of EWB as in effect immediately prior to the Effective Time shall, at and after the Effective Time, continue to be the Bylaws of the Surviving Bank.

ARTICLE V
RIGHTS AND DUTIES OF SURVIVING BANK

At and after the Effective Time, all rights, privileges, powers and franchises and all property and assets of every kind and description of EWB and UNB shall be vested in and be held and enjoyed by the Surviving Bank, without further act or deed, and all the estates and interests of every kind of EWB and UNB, including all debts due to either of them, shall be as effectively the property of the Surviving Bank as they were of EWB and UNB, and the title to any real estate vested by deed or otherwise in either EWB or UNB shall not revert or be in any way impaired by reason of the Merger; and all rights of creditors and liens upon any property of EWB and UNB shall be preserved unimpaired and all debts, liabilities and duties of EWB and UNB shall be debts, liabilities and duties of the Surviving Bank and may be enforced against it to the same extent as if said debts, liabilities and duties had been incurred or contracted by it.

ARTICLE VI
CONVERSION OF SHARES

In and by virtue of the Merger and at the Effective Time, pursuant to this Agreement of Merger, the shares of EWB Common Stock and UNB Common Stock outstanding at the Effective Time shall be converted as follows:

(a) Effect on UNB Common Stock. Each share of UNB Common Stock issued and outstanding immediately prior to the Effective Time, excluding any Dissenters’ Shares (as defined below) or shares of UNB Common Stock held by EWBC (or any of its Subsidiaries), other than those held in a fiduciary capacity or as a result of debts previously contracted, shall, without any action on the part of the holder thereof, cease to be outstanding and be converted into the right to receive $___________ in cash and _________ shares of EWBC Common Stock.

“Dissenters’ Shares” means shares of UNB Common Stock held by a UNB shareholder with respect to which such shareholder, in accordance with the National Bank Act, perfects such shareholder’s right to dissent to the Merger.

(b) Fractional Shares. No fractional shares of EWBC Common Stock and no certificates or scrip therefore, or other evidence of ownership thereof, will be issued in the Merger; instead, EWBC shall pay to each holder of UNB Common Stock who would otherwise be entitled to a fractional share of EWBC Common Stock (after taking into account all certificates of UNB Common Stock delivered by such holder) an amount in cash (without interest) determined by multiplying such fraction by $________. No holder will be entitled to dividends, voting rights or any other rights as a shareholder in respect of any fractional share of EWBC Common Stock.

(c) Dissenters’ Shares. Any shares of UNB Common Stock that are Dissenters’ Shares shall not be converted into or represent a right to receive EWBC Common Stock or cash hereunder unless and until such shares have lost their status as dissenting shares under 12 U.S.C. 214a, at which time such shares shall be converted into cash or EWBC Common Stock.

(d) Cancellation of Certain Shares. Any shares of UNB Common Stock held by EWBC (or any of its Subsidiaries) or by UNB, other than those held in a fiduciary capacity or as a result of debts previously contracted, shall be canceled and retired at the Effective Time and no per share cash consideration or per share stock consideration shall be paid or issued in exchange therefore.

(e) Effect on EWB Common Stock. Each share of EWB Common Stock, issued and outstanding immediately prior to the Effective Time shall remain an issued and outstanding share of common stock of the Surviving Bank, and shall not be affected by the Merger.

ARTICLE VII
FURTHER ACTION

The parties hereto shall execute and deliver, or cause to be executed and delivered, all such deeds and other instruments, and will take or cause to be taken all further or other action as they may deem necessary or desirable, in order to vest in and confirm to the Surviving Bank title to and possession of all of EWB’s and UNB’s property, rights, privileges, powers and franchises hereunder, and otherwise to carry out the intent and purposes of this Agreement of Merger.

ARTICLE VIII
EFFECTIVE TIME

The Merger will become effective upon the filing, in accordance with Section 4887 of the California Financial Code, of a copy of this Agreement of Merger (bearing the certification of the Secretary of State of the State of California) and all other requisite accompanying certificates in the office of the California Commissioner of Financial Institutions (the “Commissioner”). The date and time of such filing with the Commissioner is referred to herein as the “Effective Time”.

ARTICLE IX
SUCCESSORS AND ASSIGNS

This Agreement of Merger shall be binding upon and enforceable by the parties hereto and their respective successors, assigns and transferees, but this Agreement of Merger may not be assigned by either party without the written consent of the other.

ARTICLE X
GOVERNING LAW

This Agreement of Merger has been executed in the State of California, and the laws of the State of California shall govern the validity and interpretation hereof and the performance by the parties hereto.

ARTICLE XI
TERMINATION

This Agreement of Merger may, by the mutual consent and action of the Boards of Directors of EWB and UNB, be abandoned at any time before or after approval thereof by the shareholders of EWB and UNB, but not later than the filing of this Agreement of Merger with the Secretary of State.

[Remainder of this page was intentionally left blank]

IN WITNESS WHEREOF, EWB and UNB, pursuant to the approval and authority duly given by resolution of their respective Board of Directors, have caused this Agreement of Merger to be signed by their respective authorized officers on the day and year first above written.

EAST WEST BANK

By: _______________________________
__________________________________

UNITED NATIONAL BANK

By: __________________________________

__________________________________

CERTIFICATE OF APPROVAL
OF
AGREEMENT OF MERGER

     and     certify that:

1.	They are the and the , respectively, of EAST WEST BANK, a California banking corporation (“EWB”).

2.	The Agreement of Merger in the form attached was duly approved by the board of directors of the corporation.

3.	Shareholder approval of East West Bancorp, Inc., the parent of EWB, was not required, pursuant to Section 1201 of the California General Corporation Law.

We further declare under penalty of perjury under the laws of the State of California that the matters set forth in this certificate are true and correct of our own knowledge.

Dated this  th day of    , 2005, at San Marino, California.

By: _______________________________

________________________________

CERTIFICATE OF APPROVAL
OF
AGREEMENT OF MERGER

     and      certify that:

1.	They are the and the, respectively, of UNB, a national banking association (the “Bank”).

2.	The Agreement of Merger in the form attached was duly approved by the board of directors and the shareholders of the Bank.

3.	There is only one class of shares. The total number of outstanding shares entitled to vote on the merger was 4,400,000.

4.	The principal terms of the Agreement of Merger were approved by a vote which equaled or exceeded the vote required. The percentage vote required was more than 66 2/3%.

We further declare under penalty of perjury under the laws of the State of California that the matters set forth in this certificate are true and correct of our own knowledge.

Dated this  th day of    , 2005, at San Marino, California.

By: ______________________________________

______________________________________